UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Ascential Software Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☑	Fee computed on table below per Exchange Act Rules l4a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Ascential Software Corporation

	(2)	Aggregate number of securities to which transaction applies:

(a) 59,678,561 shares of Ascential common stock and 11,932,900 shares of Ascential common stock underlying outstanding options to purchase Ascential common stock, of which 6,396,436 shares underlie options with an exercise price of less than $18.50 (in each case based on the number of outstanding shares and options as of March 16, 2005).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $133,956.25 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $117.70 per million of the aggregate merger consideration of $1,138,115,934.92. The aggregate merger consideration is calculated as the sum of (a) the product of 59,678,561 shares of Ascential’s common stock and the merger consideration of $18.50 per share in cash and (b) the difference between $18.50 per share and the exercise price per share for each of the 6,396,436 options outstanding to purchase shares of Ascential’s common stock that have an exercise price of less than $18.50 per share.

	(4)	Proposed maximum aggregate value of transaction:

$1,138,115,934.92

	(5)	Total fee paid:

$133,956.25

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Subject to Completion, dated March 22, 2005
ASCENTIAL SOFTWARE CORPORATION
50 Washington Street
Westborough, Massachusetts 01581

, 2005
Dear Ascential Software Corporation stockholder:
      I am writing to you regarding the proposed sale of our company to International Business Machines Corporation in a cash transaction valued at approximately $1.1 billion pursuant to an agreement and plan of merger, dated as of March 13, 2005, by and among IBM, Ironbridge Acquisition Corp., a wholly owned subsidiary of IBM, and Ascential Software Corporation. Pursuant to the merger agreement, Ironbridge Acquisition Corp. will merge with and into Ascential and Ascential will become a wholly owned subsidiary of IBM. If the merger is completed, Ascential stockholders will receive $18.50 in cash, without interest and less any applicable withholding tax, for each share of Ascential common stock owned by them as of the date of the merger.
      In the enclosed proxy statement, you are being asked to consider and vote for the adoption of the merger agreement at a special meeting of our stockholders which will be held at the             , Massachusetts on             , 2005 at 10:00 a.m., local time.
      After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of Ascential stockholders. Our board of directors has unanimously approved the merger agreement. Therefore, our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement at the special meeting.
      Our board of directors considered a number of factors in evaluating the transaction and consulted with its professional advisors, including legal and financial advisors. Included in the attached proxy statement is the opinion of our financial advisor, Deutsche Bank Securities Inc., relating to the fairness, from a financial point of view, to the holders of our common stock of the consideration provided for in the merger. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this information carefully.
      Your vote is very important, regardless of the number of shares you own. The merger must be approved by the holders of a majority of our outstanding common stock.
      To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.
      Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely

Peter Gyenes
Chairman and Chief Executive Officer
      This proxy statement is dated             , 2005, and is first being mailed to stockholders of Ascential on or about             , 2005.

ASCENTIAL SOFTWARE CORPORATION
50 Washington Street
Westborough, Massachusetts 01581

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on             , 2005

To the stockholders of Ascential Software Corporation:
      Notice is hereby given that a special meeting of stockholders of Ascential Software Corporation, a Delaware corporation, will be held on             , 2005, at 10:00 a.m., local time, at the             , Massachusetts, for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 13, 2005, among International Business Machines Corporation, a New York corporation, Ironbridge Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IBM, and Ascential Software Corporation as more fully described in the enclosed proxy statement;

2. To consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The board of directors of Ascential has fixed the close of business on             , 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Ascential had outstanding and entitled to vote              shares of common stock. Holders of Ascential common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger — Appraisal Rights” on page 31.
      Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Ascential’s common stock is required to adopt the merger agreement.
      All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and in favor of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card and do not vote via the Internet or by telephone, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Holders of common stock may revoke their proxies in the manner described in the accompanying proxy statement at any time before they have been voted at the special meeting.

By Order of the Board of Directors

ASCENTIAL SOFTWARE CORPORATION

Scott N. Semel
Secretary
Westborough, Massachusetts
            , 2005

Table of Contents — (Continued)

ii

Questions and Answers About the Merger
      The following questions and answers are intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as an Ascential stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement.
      Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Ascential Software Corporation. In addition, we refer to Ascential Software Corporation as “Ascential” or the “Company” and to International Business Machines Corporation as “IBM.”

Q:	What am I being asked to vote on?

You are being asked to vote to adopt a merger agreement that provides for the proposed acquisition of Ascential by IBM, and to vote to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes to adopt the merger agreement. The proposed acquisition would be accomplished through a merger of Ironbridge Acquisition Corp., a wholly owned subsidiary of IBM (which we sometimes refer to as “merger sub”), with and into Ascential. As a result of the merger, Ascential will become a wholly-owned subsidiary of IBM and Ascential common stock will cease to be quoted on The NASDAQ National Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	What will Ascential’s stockholders receive in the merger?

A:	As a result of the merger, our stockholders will receive $18.50 cash, without interest and less any applicable withholding tax, for each share of Ascential common stock they own. For example, if you own 100 shares of Ascential common stock, you will receive $1,850.00 in cash less any applicable withholding tax in exchange for these shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. Please do not send in your stock certificates with your proxy.

Q:	How does Ascential’s board of directors recommend I vote?

A:	At a meeting held on March 11, 2005, Ascential’s board of directors unanimously approved the merger agreement and declared the merger agreement and the merger advisable and in the best interests of Ascential stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What factors did our board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the cash consideration to be received by holders of our common stock in the merger and the current and historical market prices of Ascential common stock; the current and future competitive landscape in the data integration business; the timing of the proposed merger; the status and history of discussions with other potential bidders; the written opinion of our financial advisor, Deutsche Bank Securities Inc.; and the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior proposal.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on , 2005 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at www.eproxyvote.com/ascl or telephonically by calling 1-877-PRX-VOTE (1-877-779-8683). Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. on , 2005. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted against the merger. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

•	First, you can deliver to the Secretary of Ascential a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Secretary of Ascential a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. on , 2005.

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Ascential Software Corporation at 50 Washington Street, Westborough, Massachusetts 01581, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Ascential common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Ascential common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Ascential common stock converted into cash in the merger. If the shares of Ascential common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Ascential common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Ascential that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”

Q:	What will holders of Ascential stock options receive in the merger?

A:	At least five days prior to the effective time of the merger, each outstanding stock option will automatically accelerate so that each such stock option will become fully exercisable. All stock options not exercised prior to the effective time of the merger will be canceled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect to such stock options, an amount in cash equal to the excess, if any, of the merger consideration of $18.50 per share over the exercise price per share of Ascential common stock subject to such stock option, multiplied by the number of shares of Ascential common stock subject to such stock option, less any withholding taxes. All amounts payable will be paid at or as soon as practicable following the effective time of the merger, without interest. As of there were outstanding options to purchase shares of our common stock with an exercise price per share that is less than $18.50, the per share merger consideration. See “The Merger Agreement — Treatment of Ascential Stock Options and Other Equity Awards.”

Q:	What will holders of shares of restricted Ascential common stock receive in the merger?

A:	Each restricted share outstanding at the effective time of the merger will be converted in the merger into the right to receive the merger consideration of $18.50 in cash, without interest and less any applicable withholding tax. This right to receive cash will be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger. See “The Merger Agreement — Treatment of Ascential Stock Options and Other Equity Awards.”

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and expect to consummate the merger in the second quarter of 2005. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals. See “The Merger Agreement — Conditions to Closing.”

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger — Appraisal Rights.”

Q:	Should I send in my Ascential stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $18.50 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold. The instructions will provide that, at your election, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Ascential Software Corporation
Attn: Investor Relations
50 Washington Street
Westborough, Massachusetts 01581
Telephone: (508) 599-7290

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Telephone: (212) 750-5833
      Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

Summary
      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.
The Companies

Ascential Software Corporation
50 Washington Street
Westborough, Massachusetts 01581
Telephone: (508) 599-7290
      Headquartered in Westborough, Massachusetts since July 2001, Ascential Software Corporation is a leading supplier of enterprise integration solutions to the Global 2000 and other large organizations. We believe that the Ascential Enterprise Integration Suite, built upon a highly scalable execution engine, is the industry’s only single vendor solution to address the full range of enterprise data integration needs, turning data into “Intelligent Information”  — information that is reliable, relevant, and complete — so organizations can make better-informed business decisions and drive their strategic application initiatives. See “The Companies — Ascential.”

International Business Machines Corporation
New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900
      IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. See “The Companies — IBM.”

Ironbridge Acquisition Corp.
New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900
      Ironbridge Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations. See “The Companies — IBM Merger Subsidiary.”
Merger Consideration
      If the merger is completed, you will receive $18.50 in cash, without interest and less any applicable withholding tax, in exchange for each share of Ascential common stock that you own.
      After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Ascential stockholder and will have no rights as an IBM stockholder. Ascential stockholders will receive the merger consideration after exchanging their Ascential stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after closing of the merger.
      See “The Merger — Merger Consideration.”

Treatment of Restricted Stock
      Each restricted share outstanding at the effective time of the merger will be converted in the merger into the right to receive the merger consideration of $18.50 in cash, without interest and less any applicable withholding tax. This right to receive cash will be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger.
      See “The Merger Agreement — Treatment of Ascential Stock Options and Other Equity Awards.”
Treatment of Options Outstanding Under Our Stock Plans
      At least five days prior to the effective time of the merger, each outstanding stock option will automatically accelerate so that each such stock option shall become fully exercisable. All stock options not exercised prior to the effective time of the merger will be canceled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of Ascential common stock subject to such stock option, multiplied by the number of shares of Ascential common stock subject to such stock option, less any withholding taxes. All amounts payable will be paid at or as soon as practicable following the effective time of the merger, without interest.
      See “The Merger Agreement — Treatment of Ascential Stock Options and Other Equity Awards.”
Market Price and Dividend Data
      Our common stock is quoted on The NASDAQ National Market under the symbol “ASCL.” On March 11, 2005, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $15.70 per share. On             , 2005, the last full trading day prior to the date of this proxy statement, the closing price for our common stock was $            per share. See “Market Price and Dividend Data.”
Material United States Federal Income Tax Consequences of the Merger
      The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”
      Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.
Recommendation of Ascential’s Board to Stockholders and Reasons for the Merger
      Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of Ascential stockholders. Our board of directors has unanimously approved the merger agreement. In making this determination and recommendation, our board of directors considered a number of factors, including the following:

•	the business, competitive position, strategy and prospects of Ascential, the risk that we will successfully implement our strategy and achieve our prospects, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic and market conditions;

•	the fact that discussions with potential strategic parties over the last two years and sharing information relating to our business with certain of those entities who entered into confidentiality agreements with us have not resulted in an offer to acquire Ascential or entry into another strategic transaction involving Ascential that we consider to be superior to the offer made by IBM;

•	the risk that if we do not accept IBM’s offer now, we will not have another opportunity to do so;

•	the fact that the $18.50 per share in cash to be paid as merger consideration represents approximately a (a) 32.2% premium to the average trading price 180 days prior to March 10, 2005 of $13.99 per share, (b) 42.4% premium to our average enterprise value 30 days prior to March 10, 2005 of $452 million, (c) 42.0% over the enterprise value (market capitalization minus cash) on March 10, 2005 of $453 million, and (d) 19.2% premium to the closing price on March 10, 2005 of $15.52 per share for our common stock on The NASDAQ National Market;

•	the financial analysis presented by Deutsche Bank Securities Inc. (“Deutsche Bank”) as well as the written opinion of Deutsche Bank to the effect that, as of that date, and based upon and subject to the considerations described in its opinion, the $18.50 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to such stockholders; Deutsche Bank confirmed its opinion in writing as of the date of the merger agreement and a copy of this opinion is attached to this proxy statement as Annex B; you should read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and limitations of the review undertaken, by Deutsche Bank;

•	the value of the consideration to be received by Ascential stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the fact that the merger is not subject to any financing condition;

•	the possible alternatives to the merger (including the possibility of continuing to operate Ascential as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Ascential or to create greater value for our stockholders taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of, and our prior dealings with, IBM as well as its reputation; and

•	the environment and trends in the data integration industry, including industry consolidation and pricing trends.
      In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to IBM’s obligation to complete the merger and the right of IBM to terminate the merger agreement in certain circumstances;

•	the risk that the merger might not receive necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to IBM a termination fee of $30 million, if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•	the interests that certain directors and executive officers of Ascential may have with respect to the merger, in addition to their interests as stockholders of Ascential generally, as described in “The Merger — Interests of Ascential’s Executive Officers and Directors in the Merger;” and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.
      Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.
      See “The Merger — Recommendation of Ascential’s Board of Directors and Reasons for the Merger.”
Opinion of Our Financial Advisor
      Deutsche Bank delivered its oral opinion to our board of directors on March 11, 2005 that, as of that date, and based upon and subject to the considerations described in its opinion, the $18.50 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders of our common stock. See “The Merger — Opinion of Ascential’s Financial Advisor.”
      The full text of the written opinion of Deutsche Bank, dated March 13, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. You should read the opinion in its entirety. Deutsche Bank provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Deutsche Bank opinion is not a recommendation as to how any holder of our common stock should vote or act with respect to the transaction or any other matter.
The Special Meeting of Ascential’s Stockholders
      Date, Time and Place. A special meeting of our stockholders will be held on             ,             , 2005, at the             , Massachusetts, at 10:00 a.m., local time, to:

•	consider and vote upon a proposal to adopt the merger agreement,

•	consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal, and

•	transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on             , 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are              shares of our common stock entitled to be voted at the special meeting. Our directors and executive officers and their affiliates own approximately             % of the shares

entitled to vote at the special meeting and may have interests that are different from yours. See “The Merger — Interests of Ascential’s Executive Officers and Directors in the Merger.”
      Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or by proxy, at the special meeting provided a quorum is present in person or by proxy at the special meeting.
      See “The Special Meeting.”
Interests of Ascential’s Executive Officers and Directors in the Merger
      When considering the recommendation by our board of directors in favor of the merger, you should be aware that a number of our executive officers and directors have interests in the merger that are different from yours, including those described below. Our board of directors was aware of such interests and considered them when approving the merger agreement.

•	Pursuant to certain agreements between IBM and each of our executive officers, each of our executive officers will become an employee of IBM following the effective time of the merger. Messrs. Gyenes and McBride will become employees for a 90-day transition period, and Mr. Semel will become an employee for a 180-day transition period, and each will be entitled to receive specified salaries during the transition period and will receive a severance payment at the end of such period. Mr. Fiore will become a regular IBM employee and will be entitled to an annual base salary and retention bonuses and will be eligible to be paid a performance bonus;

•	Each of our executive officers is also a party to a restricted stock agreement with us. In accordance with the terms of the restricted stock agreement, in connection with the merger the restricted stock award will be converted into a cash retention award. The agreements which our executive officers have entered into with IBM provide that each executive officer will (absent a voluntary termination without good reason or a termination for cause) receive a payment of the full amount of such retention award upon the expiration of their respective transition period in the case of Messrs. Gyenes, McBride and Semel, and in the case of Mr. Fiore, the payment in respect of his restricted stock will be made in four equal increments on the first four six-month anniversaries of the date the stockholders approve the merger;

•	Our executive officers and the members of our board of directors hold, in the aggregate, unvested options with respect to 1,254,719 shares of Ascential common stock. The aggregate cash payment attributable to the unvested options held by our executive officers and the members of our board of directors that will be accelerated in connection with the merger and paid out at closing, will be approximately $3,613,553, assuming all such options remain outstanding at the closing of the merger;

•	The merger agreement provides for the continuation of indemnification arrangements, including indemnification insurance, for our current and former directors and executive officers if the merger is completed; and

•	We have also agreed with IBM that, prior to the closing of the merger, each of our employees who participates in our annual bonus plans (including the executive officers) may receive a payment equal to his or her target bonus for 2005, pro-rated for the period of the year that has elapsed prior to the closing.
      See “The Merger — Interests of Ascential’s Executive Officers and Directors in the Merger.”

Conditions to the Closing of the Merger
      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
IBM and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the proposal to adopt the merger agreement is approved by the requisite stockholder vote at the special meeting;

•	the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar law or regulation that is required to complete the merger has been obtained or terminated or has expired; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the closing of the merger is in effect.
IBM will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties made pursuant to the merger agreement that are qualified as to materiality are true and correct (as so qualified), and the representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

•	we have performed in all material respects obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	there is no pending claim, suit, action or proceeding brought or threatened by any governmental entity that has a reasonable likelihood of success which would:

•	challenge or seek to restrain or prohibit the consummation of the merger;

•	seek to obtain from IBM any damages that are material in relation to the value of us and our subsidiaries, taken as a whole;

•	seek to prohibit or limit in any respect, or place any conditions on, the ownership or operation by us or IBM of all or any portion of the business, assets or any product of us or our subsidiaries or IBM or its subsidiaries, or to require any of us to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any portion of the business or assets or any products of us and our subsidiaries or IBM and its subsidiaries;

•	seek to impose limitations on the ability of IBM to hold, or exercise ownership of, any shares of the stock of the surviving corporation in the merger; or

•	restrain the ability of IBM from operating our business immediately following the closing substantially in the manner operated by us prior to the closing;

•	there is no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that could reasonably be expected to result, directly or indirectly, in any of the effects described in the immediately preceding bullet point; and

•	we have not suffered a material adverse effect since the date of the merger agreement.
We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	IBM’s representations and warranties made pursuant to the merger agreement that are qualified as to materiality are true and correct (as so qualified), and the representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and

•	each of IBM and merger sub has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.
      See “The Merger Agreement — Conditions to Closing.”
Termination of the Merger Agreement
IBM and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of IBM, merger sub and us;

•	by either IBM or us, if the merger has not been completed by July 13, 2005, for any reason, other than if the merger is not completed by such date because any applicable waiting period under the HSR Act or any other material approval or waiting period under applicable competition, merger control, antitrust or similar law or regulation that is required to complete the merger, is not obtained, terminated or expired but all other conditions have been satisfied, in which case either IBM or we can terminate the merger agreement if the merger is not completed by October 13, 2005;

•	by either IBM or us, if any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the closing of the merger is in effect and has become final and nonappealable;

•	by either IBM or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

•	by us if (1) any event has occurred which would result in the inability of any condition to our obligations to complete the merger to be satisfied prior to the termination date or (2) IBM has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is capable of being cured by IBM by the termination date, but IBM does not commence to cure such breach or failure within 10 business days after its receipt of written notice from us and diligently pursue such cure thereafter;

•	by IBM if (1) any event has occurred which would result in the inability of any condition to IBM’s obligations to complete the merger to be satisfied prior to the termination date, (2) we have breached in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is capable of being cured by us by the termination date, but we do not commence to cure such breach or failure within 10 business days after its receipt of written notice from IBM and diligently pursue such cure thereafter, or (3) any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effects described in the third bullet point under conditions to IBM’s obligation to complete the merger under “Summary — Conditions to Closing of the Merger” above has become final and nonappealable; or

•	by IBM in the event that our board of directors or any of its committees takes any of the following actions:

•	withdraws or modifies in a manner adverse to IBM or merger sub, or proposes publicly to withdraw or modify in a manner adverse to IBM or merger sub, the recommendation or declaration of advisability by our board of directors or any of its committees of the merger agreement or the merger, or resolves or agrees to take any such action;

•	recommends or proposes publicly to recommend the approval or adoption of any other takeover proposal or resolves or agrees to take any such action; or

•	fails to publicly reaffirm its recommendation for the adoption of the merger agreement within 10 business days of a written request from IBM to do so.
      See “The Merger Agreement — Termination of the Merger Agreement.”
Limitation on Considering Other Acquisition Proposals
      No Solicitation. We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize any person or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or encourage, or take any other action knowingly to facilitate, any takeover proposal or the making of any inquiry or proposal that is reasonably likely to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any takeover proposal.
      At any time prior to obtaining stockholder approval, our board of directors may nevertheless in response to a bona fide written takeover proposal that is unsolicited following the date of the merger agreement and is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our board of directors determines in good faith constitutes or is reasonably likely to lead to a superior proposal (1) furnish to the person making the takeover proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are substantially equivalent to the terms of the confidentiality agreement that we and IBM have executed in connection with the merger and also furnish that information to IBM on a prior to or substantially concurrent basis and (2) participate in discussions or negotiations with the person (and its representatives) making the takeover proposal regarding the takeover proposal.
      See “The Merger Agreement — No Solicitation of Third Parties by Ascential.”
Termination Fee and Expenses
      The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.
      The merger agreement requires, however, that we pay IBM a termination fee of $30 million if:

(1)(a)	a takeover proposal has been made known to us or our stockholders, or any person has announced an intent to make a takeover proposal and thereafter the merger agreement is terminated by either Ascential or IBM because:

•	the merger has not been consummated by July 13, 2005 or October 13, 2005, as applicable;

•	our stockholders do not adopt the merger agreement at the special meeting; or

•	our board of directors fails to publicly reaffirm its recommendation of the adoption of the merger agreement 10 business days after being asked to do so by IBM; and

(b)	prior to the date that is 12 months after the date of termination of the merger agreement, we enter into a takeover proposal or a takeover proposal is consummated; or

(2)	IBM terminated the merger agreement because our board of directors has taken any of the actions described in the first two bullet points under the seventh bullet point under “Termination of the Merger Agreement” above.
      See “The Merger Agreement — Termination Fee and Expenses.”

Regulatory Matters
      The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. We will file the appropriate notifications in each such jurisdiction and pursue the approval of the transaction. See “The Merger — Regulatory Matters.”
Appraisal Rights
      Our stockholders have the right under Delaware law to dissent from the approval of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting Ascential stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting Ascential stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. See “The Merger — Appraisal Rights.”

Forward-Looking Information
      This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner if at all, the risk that the merger agreement may be terminated in circumstances which require our payment to IBM of a termination fee of $30 million, risks regarding a loss of or substantial decrease in purchases by our major customers, risks regarding employee retention and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning their respective operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.
Market Price and Dividend Data
      Our common stock is included on The NASDAQ National Market under the symbol “ASCL.” This table shows, for the periods indicated, the range of high and low per share sales prices for our common stock as reported on The NASDAQ National Market.

	Ascential
	Common Stock

	Low	High

Year ended December 31, 2003
First Quarter	$8.64	$13.16
Second Quarter	10.56	18.00
Third Quarter	14.51	20.34
Fourth Quarter	18.33	26.50
Year ended December 31, 2004
First Quarter	$20.00	$27.93
Second Quarter	14.57	24.00
Third Quarter	11.17	15.20
Fourth Quarter	13.10	16.31
Year ended December 31, 2005
First Quarter (through , 2005)

      The following table sets forth the closing per share sales price of our common stock, as reported on The NASDAQ National Market on March 11, 2005, the last full trading day before the public announcement of the merger, and on             , 2005, the latest practicable trading day before the printing of this proxy statement:

Ascential’s
Common Stock
Closing Price

March 11, 2005	$15.70
, 2005
      Following the merger there will be no further market for our common stock and our stock will be de-listed from The NASDAQ National Market and deregistered under the Exchange Act.
      We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business.

The Special Meeting
      The enclosed proxy is solicited on behalf of the board of directors of Ascential for use at the special meeting of stockholders or at any adjournment or postponement thereof.
Date, Time, Place
      We will hold the special meeting on             ,             , 2005, at 10:00 a.m., local time, at the             , Massachusetts             .
Purpose of the Special Meeting
      At the special meeting, we will ask holders of our common stock to adopt the merger agreement. If there are not sufficient votes to approve the proposal to adopt the merger agreement, we will ask holders of our common stock to adjourn the meeting to solicit additional votes.
Record Date; Stock Entitled to Vote; Quorum
      Only holders of record of our common stock at the close of business on             , 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date,              shares of our common stock were issued and outstanding and held by approximately             holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
      A quorum of stockholders is necessary to hold a valid special meeting. Under our Second Amended and Restated Bylaws, a quorum is present at the special meeting if a majority of the shares of our common stock entitled to vote on the record date are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.
Votes Required
      The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding on the record date. Adoption of the merger agreement is a condition to the closing of the merger. If an Ascential stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement. Each “broker non-vote” will also count as a vote against the adoption of the merger agreement.
      Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or by proxy, at the special meeting provided a quorum is present in person or by proxy at the special meeting.
Voting by Ascential’s Directors, Executive Officers and Certain Stockholders
      At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote              shares of our common stock, which represented approximately             % of the shares of our common stock outstanding on that date.
Voting of Proxies
      Shares Registered in Your Name. If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.eproxyvote.com/ascl or by telephone by calling 1-877-PRX-VOTE (1-877-779-8683). Authorizations for voting submitted via the Internet or telephone must be received by 11:59 p.m. on             , 2005. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy via the Internet or telephone.
      If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.
      Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
      Shares Held in Street Name. If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares.
Revoking or Changing Your Vote
      Shares Registered in Your Name. Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

•	First, you can deliver to the Secretary of Ascential a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Secretary of Ascential a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. on , 2005.

•	Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.
      Any written notice of revocation or subsequent proxy should be delivered to Ascential Software Corporation at 50 Washington Street, Westborough, Massachusetts 01581, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.
      Shares Held in Street Name. If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.
Board of Directors’ Recommendation
      After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Ascential stockholders. Our board of directors unanimously recommends that Ascential stockholders vote “FOR” the proposal to adopt the merger agreement and also unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Abstentions and Broker Non-Votes
      Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a negative vote with respect to the proposal to adopt the merger agreement because approval of this proposal requires the affirmative vote of a majority of all outstanding shares of our common stock. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome.
Solicitation of Proxies
      The expense of soliciting proxies in the enclosed form will be borne by Ascential. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $            plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.
Householding of Special Meeting Materials
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Vice President, Investor Relations, Ascential Software Corporation, 50 Washington Street, Westborough, Massachusetts 01581, (508) 599-7290.
Stockholder List
      A list of our stockholders entitled to vote at the special meeting will be available for examination by any Ascential stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 50 Washington Street, Westborough, Massachusetts 01581.

The Companies
Ascential
      Headquartered in Westborough, Massachusetts since July 2001, Ascential Software Corporation is a leading supplier of enterprise integration solutions to the Global 2000 and other large organizations. We believe that the Ascential Enterprise Integration Suite, built upon a highly scalable execution engine, is the industry’s only single vendor solution to address the full range of enterprise data integration needs, turning data into “Intelligent Information”  — information that is reliable, relevant, and complete — so organizations can make better-informed business decisions and drive their strategic application initiatives.
      We were incorporated in Delaware in 1986 and, until the third quarter of 2001, operated under the name “Informix Corporation.” Effective January 1, 2001, we consolidated our business units into two operating segments: (1) Informix Software, which operated our database software systems business, and (2) Ascential Software, which operated our extract, transform and load and digital asset management software and solutions business. During the third quarter of 2001, we completed the sale of our database business assets, including the name “Informix,” to IBM for $1.0 billion in cash. In connection with this sale, we changed our name to “Ascential Software Corporation” and changed the symbol under which our stock is traded on The NASDAQ National Market to “ASCL.” Since the sale of the assets related to our database business to IBM, our sole operating segment has been our Ascential Software business.
IBM
      IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. IBM’s principal executive offices are located at New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900. Additional information regarding IBM is contained in IBM’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”
IBM Merger Subsidiary
      Ironbridge Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement with Ascential and completing the merger. Ironbridge Acquisition Corp. was incorporated on March 7, 2005 and has not conducted any business operations.

The Merger
      The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this proxy statement.
Background to the Merger
      IBM and we have a longstanding relationship. IBM is our largest reseller and has accounted for approximately 9% and 8% of our revenues in 2004 and 2003, respectively. In addition, during the third quarter of 2001, we sold our database business assets, including the name “Informix,” to IBM for $1.0 billion in cash.
      We have had occasional discussions with IBM regarding a possible acquisition which began in April 2003 during a conversation between Mr. Gyenes, our chief executive officer, and Mr. Steven Mills, IBM Senior Vice President and Group Executive, regarding possible interest by IBM in a broader strategic partnership, including an acquisition. In July of 2003, Mr. Mills contacted Mr. Gyenes to advise that IBM would not be pursuing further discussions regarding any such transaction.
      On September 5, 2003, Mr. Gyenes and Mr. Mills spoke by telephone to discuss the impact of Ascential’s recent acquisition of Mercator Software, Inc. on the relationship between Ascential and IBM. During a periodic relationship review meeting held in Armonk, New York, in December 2003 attended by Mr. Gyenes, Mr. Fiore, our President, Mr. James Welch, our Vice President of Engineering, and Mr. Dave Nelson, our Director of IBM Worldwide Alliance, and Mr. Mills and Ms. Janet Perna, IBM General Manager, Information Management Solutions Division, Mr. Gyenes and Mr. Mills again briefly discussed the possibility of a broader strategic partnership. Later that month Mr. Archie Colburn, IBM Managing Director, contacted Mr. Gyenes to discuss a possible strategic transaction. No specific discussions ensued. Mr. Colburn contacted Mr. Gyenes in June 2004 to again express interest in a possible strategic transaction, and Mr. Gyenes again discussed this possibility with Mr. Mills during another periodic relationship business review meeting in Armonk, New York, on November 1, 2004. The parties did not engage in negotiations or discuss any specific terms.
      Management, independently or with investment bankers, regularly discussed the potential for new and expanded strategic relationships, including acquisitions of the Company, with the leading enterprise software vendors in the market segments of integration, software platforms and applications and business intelligence. In addition, the Company also actively considered and reviewed possible acquisition targets. In May 2004 we began working with Deutsche Bank in connection with exploring possible strategic transactions. During the ensuing nine months, Deutsche Bank and management made multiple contacts with such parties, some of whom expressed preliminary interest but ultimately informed us that they were not interested in pursuing a strategic transaction.
      Between May 2004 and January 2005, Mr. Tor Braham of Deutsche Bank and Mr. Colburn had numerous discussions regarding a possible strategic transaction. During this period, Deutsche Bank and management, independently and through investment bankers, confirmed their general discussions with other parties, in particular with one potential partner who ultimately decided not to engage in an acquisition process. In the first week of February, 2005 IBM expressed a commitment to engage in a process, commencing with due diligence, towards an acquisition and provided certain parameters for such a transaction. On February 4, 2005 we entered into a confidentiality agreement. Beginning February 8, 2005 we and IBM held joint management meetings in Wellesley, Massachusetts, and IBM began its intensive diligence review from an operational, financial, accounting, tax and legal perspective, including participating in meetings and discussions with members of our management.
      On February 14, 2005, we received a written non-binding expression of interest dated February 11, 2005, from another company discussing a potential combination transaction with Ascential. Neither management nor Deutsche Bank had held discussions with this potential bidder in several months. This potential bidder indicated its conditional interest in an acquisition of Ascential at a purchase price of $18.50 per share of common stock. After discussions with the potential bidder, we were advised that any transaction would not be entirely for cash and remained contingent on substantial further diligence and negotiation of a definitive agreement. On February 17, 2005, we entered into a confidentiality agreement with this party and subsequently held management presentations and provided access to materials for operational, financial, accounting, tax and legal due diligence review.
      On February 16, 2005, Mr. Gyenes met with Mr. Mills, and on February 25, 2005 Mr. Fiore met with Ms. Perna to discuss the possible transaction with IBM.
      At a board meeting on February 18, 2005, Mr. Gyenes briefed our board of directors on the status of the diligence reviews by IBM and representatives of Deutsche Bank briefed our board of directors on discussions with other potential strategic partners. Also at this board meeting, a representative of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”) our outside legal advisor, briefed our board of directors on its duties in the context of a potential sale of Ascential.
      On February 18, 2005, IBM’s outside legal advisor, Cravath, Swaine & Moore LLP, distributed a draft of the merger agreement. During the course of the ensuing three weeks, we and IBM, along with our and their respective advisors, negotiated the terms of the merger agreement.
      On or about March 10, 2005 Mr. Braham of Deutsche Bank had another discussion with the other potential bidder. This other party repeated that based on its diligence to date, several additional weeks of diligence would be required for the bidder to confirm its willingness to move forward at the price indicated in the non-binding letter.
      On March 11, 2005, our board of directors held a special meeting and received an update on the status of the negotiations.
      During this meeting:

•	Mr. Gyenes updated the board of directors on developments since its February 18, 2005 meeting, including discussions regarding the status of final issues in the negotiations with IBM.

•	A representative of Skadden, Arps outlined the key terms of the merger agreement and legal duties and responsibilities of the board of directors.

•	Representatives of Deutsche Bank and management apprised the board of directors of the status of discussions with the other potential strategic partner.

•	Representatives of Deutsche Bank then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Following its presentation, Deutsche Bank delivered its oral opinion to our board of directors, later confirmed by a written opinion dated March 13, 2005, that, as of that date and subject to the matters and assumptions set forth in the opinion, the $18.50 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders of our common stock. See “The Merger — Opinion of Ascential’s Financial Advisor.”

•	A representative of Skadden, Arps reviewed with the board the final terms of the proposed employment agreements between the executive officers and certain other members of management and IBM which would become effective upon closing of the proposed merger and other interests of management in the transaction.
      Later that day, our board of directors held another meeting to consider whether to approve the merger agreement. After extensive discussion and deliberation on the proposed transaction, our board of directors unanimously (1) determined that the merger agreement and the merger are advisable and in the best interests of Ascential stockholders, (2) approved the merger agreement and its execution, and (3) resolved to recommend that our stockholders adopt the merger agreement.
      Following the approvals of the merger and the merger agreement by Ascential’s and merger sub’s respective boards of directors, and the prior approval by IBM’s board of directors, the parties executed the merger agreement. On March 14, 2005, a joint press release was issued announcing the execution of the merger agreement.
Recommendation of Ascential’s Board of Directors and Reasons for the Merger
      The enterprise integration software market is extremely competitive and subject to rapid technological change with frequent new product introductions and enhancements. Our primary competitors in the market include in-house hand-coded solutions, vendors that develop and market certain aspects of the data integration requirement, certain business intelligence vendors who have embedded limited data transformation and loading capabilities into their offerings and other vendors that offer ETL functionality including Microsoft and Oracle. We also face competition from private companies, as well as various enterprise software vendors who have embedded ETL capabilities, and companies’ own internal development resources. Several of our competitors have recently been acquired or are building comparable capabilities around existing product lines.
      In the course of evaluating the direction of our business, our management and board of directors have periodically considered various strategic alternatives to enhance our markets and customer opportunities, including possible acquisitions of complementary businesses, commercial partnering arrangements, strategic combinations with other companies and a sale of our company.
      At special meetings of our board of directors on March 11, 2005, after careful consideration, including consultation with financial and legal advisors, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of Ascential stockholders. Our board of directors unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
      In the course of reaching its decision to approve the merger agreement and to recommend that Ascential stockholders vote to adopt the merger agreement, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the business, competitive position, strategy and prospects of Ascential, the risk that we will successfully implement our strategy and achieve our prospects, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic and market conditions;

•	the fact that discussions with potential strategic parties over the last two years and sharing information relating to our business with certain of those entities who entered into confidentiality agreements with us have not resulted in an offer to acquire Ascential or entry into another strategic transaction involving Ascential that we consider to be superior to the offer made by IBM;

•	the risk that if we do not accept IBM’s offer now, we will not have another opportunity to do so;

•	the fact that the $18.50 per share in cash to be paid as merger consideration represents approximately a (a) 32.2% premium to the average trading price 180 days prior to March 10, 2005 of $13.99 per share, (b) 42.4% premium to our average enterprise value (market capitalization minus cash) 30 days prior to March 10, 2005 of $452 million, (c) 42.0% over the enterprise value on March 10, 2005 of $453 million, and (d) 19.2% premium to the closing price on March 10, 2005 of $15.52 per share for our common stock on The NASDAQ National Market;

•	the financial analysis presented by Deutsche Bank as well as the written opinion of Deutsche Bank to the effect that, as of that date, and based upon and subject to the considerations described in its opinion, the $18.50 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to such stockholders; Deutsche Bank confirmed its opinion in writing as of the date of the merger agreement and a copy of this opinion is attached to this proxy statement as Annex B; you should read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and limitations of the review undertaken, by Deutsche Bank;

•	the value of the consideration to be received by Ascential stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the fact that the merger is not subject to any financing condition;

•	the possible alternatives to the merger (including the possibility of continuing to operate Ascential as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Ascential or to create greater value for our stockholders taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of, and our prior dealings with, IBM as well as its reputation; and

•	the environment and trends in the data integration industry, including industry consolidation and pricing trends.

      In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to IBM’s obligation to complete the merger and the right of IBM to terminate the merger agreement in certain circumstances;

•	the risk that the merger might not receive necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to IBM a termination fee of $30 million, if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•	the interests that certain directors and executive officers of Ascential may have with respect to the merger, in addition to their interests as stockholders of Ascential generally, as described in “The Merger — Interests of Ascential’s Executive Officers and Directors in the Merger;” and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

      Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.
Opinion of Ascential’s Financial Advisor
      Deutsche Bank has acted as our financial advisor in connection with the proposed merger. At the March 11, 2005 meeting of our board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in its written opinion, dated as of March 13, 2005, to our board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the $18.50 per share cash consideration to be received by the holders of shares of our common stock in the merger was fair, from a financial point of view, to our stockholders.
      The full text of Deutsche Bank’s written opinion, dated March 13, 2005 (the “Deutsche Bank Opinion”), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the Deutsche Bank Opinion in its entirety. The summary of the Deutsche Bank Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.
      In connection with Deutsche Bank’s role as financial advisor to Ascential, and in arriving at its opinion, Deutsche Bank has, among other things:

•	reviewed certain publicly available financial information and other information concerning Ascential and certain internal analyses and other information furnished to it by Ascential;

•	reviewed the reported prices and trading activity for the common stock of Ascential;

•	compared certain financial and stock market information for Ascential with similar information for certain companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.
      In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Ascential, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Ascential. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ascential as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

      For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of Ascential, IBM and merger sub contained in the merger agreement are true and correct;

•	Ascential, IBM and merger sub will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of each of Ascential, IBM and merger sub to consummate the merger will be satisfied without any waiver or modification thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the transactions contemplated by the merger agreement will be obtained; and

•	in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Ascential or IBM is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on Ascential or IBM.
      Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Ascential board of directors at its meeting on March 11, 2005. The summary set forth below does not purport to be a complete description of Deutsche Bank’s analyses. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary.
      Historical Stock Performance. Deutsche Bank reviewed and analyzed recent and historical market prices and trading volumes for Ascential common stock from March 11, 2004 through March 10, 2005. Deutsche Bank noted that the $18.50 per share price of Ascential common stock in cash to be received by Ascential’s stockholders was within the historical trading range of share prices from March 11, 2004 through March 10, 2005.
      Deutsche Bank also noted that the $18.50 price per share to be paid pursuant to the merger agreement represented a 19.2% premium to Ascential’s closing price on March 10, 2005, a 31.4% premium to Ascential’s closing price 30 trading days prior to March 10, 2005, a 19.4% premium to Ascential’s average closing price for the 30 trading days ending on March 10, 2005, a 42.0% premium to Ascential’s fully-diluted equity market valuation plus the principal amount of any debt, reduced by the amount of its cash and cash equivalents (“Enterprise Value”) on March 10, 2005, a 76.8% premium to Ascential’s Enterprise Value 30 trading days prior to March 10, 2005 and a 42.4% premium to Ascential’s average Enterprise Value for the 30 trading days ending on March 10, 2005.
      Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for Ascential to corresponding information and measurements for a group of six publicly traded companies that participate in part or in whole in the enterprise data integration and/or business intelligence markets. This group consisted of Business Objects, Cognos, Hyperion Solutions, Informatica, SeeBeyond and Tibco Software (the “Selected Companies”). Such financial information and valuation measurements included, among other things: (1) fully-diluted equity market valuation; (2) Enterprise Value; (3) ratios of Enterprise Value to revenue; (4) ratios of Enterprise Value to tax-effected operating earnings before interest and tax excluding certain non-cash and/or non-recurring charges (“EBIT”) (as reduced by the companies’ effective tax rates); and (5) ratios of common equity market prices per share (“Share Price”) to earnings per share (“EPS”). To calculate the trading multiples for Ascential and the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings projections and estimates reported by selected equity research analysts.

      Based on stock prices as of the close of business on March 10, 2005 (excluding data of SeeBeyond, which was not meaningful), Deutsche Bank calculated that:

•	the range of multiples of Enterprise Value to tax-effected EBIT for the Selected Companies on an estimated calendar year 2005 basis was 18.2x to 29.3x and the range of implied share prices of Ascential common stock based upon such multiples was $14.11 to $17.62 per share; and

•	the range of multiples of Share Price to EPS for the Selected Companies on an estimated calendar year 2005 basis was 24.4x to 30.6x and the range of implied share prices of Ascential common stock based upon such multiples was $10.72 to $13.45 per share.
      None of the companies utilized as a comparison are identical to Ascential. Accordingly, Deutsche Bank believes the analysis of selected publicly traded companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies.
      Deutsche Bank noted that the $18.50 per share price of Ascential common stock in cash to be received by Ascential’s stockholders implied the multiples of Enterprise Value to tax-effected EBIT and Share Price to EPS, on an estimated calendar year 2005 basis, of 32.1x and 42.0x, respectively, and was above the range of implied share prices of Ascential common stock based upon multiples of Enterprise Value to tax-effected EBIT for the Selected Companies and above the range of implied share prices of Ascential common stock based upon multiples of Share Price to EPS for the Selected Companies.
      Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of twelve proposed, pending or completed merger and acquisition transactions announced since January 1, 2003 involving software companies (the “Selected Transactions”). Deutsche Bank calculated various financial multiples based on certain available information for each of the Selected Transactions, including publicly available SEC filings and press releases and projections and estimates from equity research analyst reports available at the time of the transaction announcements, and compared them to corresponding financial multiples for the merger. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the periods during which the Selected Transactions occurred. The following transactions were reviewed:

Announcement Date	Target	Acquiror

2/28/2005	Retek	SAP/ Oracle
1/25/2005	Corio Software	IBM
1/27/2005	MAPICS	Infor Solutions
12/16/2004	Veritas	Symantec
12/13/2004	PeopleSoft	Oracle
10/6/2004	Netegrity	Computer Associates
4/29/2004	Marimba	BMC
3/3/2004	Merant Plc	Serena
12/15/2003	VMWare	EMC
10/14/2003	Documentum	EMC
7/8/2003	Legato Systems	EMC
6/1/2003	J.D. Edwards	PeopleSoft
      Deutsche Bank calculated that:

•	the range of implied share prices of Ascential common stock based upon multiples of Enterprise Value to forward twelve month tax-effected EBIT for the target companies in the Selected Transactions was $15.30 to $19.30 per share; and

•	the range of implied share prices of Ascential common stock based upon multiples of Share Price to forward twelve month EPS for the target companies in the Selected Transactions was $10.58 to $17.60 per share.
      Because the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Ascential and the companies involved in the Selected Transactions, Deutsche Bank believes that the analysis of selected precedent transactions is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Ascential.
      Deutsche Bank noted that the $18.50 per share price of Ascential common stock in cash to be received by Ascential’s stockholders was within the range of implied share prices of Ascential common stock based upon multiples of Enterprise Value to forward twelve month tax-effected EBIT for the target companies in the Selected Transactions and above the range of implied share prices of Ascential common stock based upon multiplies of Share Price to forward twelve month EPS for the target companies in the Selected Transactions.
      Premiums Paid Analysis. Deutsche Bank examined the premiums paid in the 30 business combinations involving U.S. public company targets that have been announced since January 1, 2003 that were valued at $1 billion and greater and in which the consideration paid was cash (the “Selected Business Combinations”).
      Deutsche Bank calculated that:

•	the range of implied share prices of Ascential common stock based upon the closing share price of Ascential common stock on March 10, 2005 and premiums paid over the closing share price for the target companies in the Selected Business Combinations one trading day prior to the announcement of the respective Selected Business Combinations, excluding the first and fourth quartiles, was $16.62 to $20.86 per share; and

•	the range of implied share prices of Ascential common stock based upon the closing share price of Ascential common stock four weeks prior to March 10, 2005 and premiums paid over the closing share price for the target companies in the Selected Business Combinations four weeks prior to the announcement of the respective Selected Business Combinations, excluding the first and fourth quartiles, was $15.13 to $19.10 per share.
      Because the reasons for, and circumstances surrounding, each of the Selected Business Combinations analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Ascential and the companies involved in the Selected Business Combinations, Deutsche Bank believes that the premiums paid analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Ascential.
      Deutsche Bank noted that the $18.50 per share price of Ascential common stock in cash to be received by Ascential’s stockholders was within the range of implied share prices of Ascential common stock based upon premiums paid on the trading date on day prior to announcement in the Selected Business Combinations, excluding the first and fourth quartiles, and within the range of implied share prices of Ascential common stock based upon premiums paid on the trading date four weeks prior to announcement in the Selected Business Combinations, excluding the first and fourth quartiles.
      Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for Ascential. Deutsche Bank calculated the discounted cash flow values for Ascential as the sum of the net present values of (1) the estimated future cash flow that Ascential will generate for the years 2005 through 2014, plus (2)the value of Ascential at the end of such period. The estimated future cash flows were based on selected equity research analyst reports for Ascential for the years 2005 through 2006 and the financial projections for Ascential for the years 2007 through 2014 prepared by Ascential’s management. The terminal values of Ascential were calculated based on a range of perpetuity growth rates of 4.0% and 6.0%. Deutsche Bank used discount rates ranging from 16.3% to 16.9%. Deutsche Bank used such discount rates based on the estimated weighted average cost of capital of Ascential, Informatica, SeeBeyond and Tibco Software. The weighted average cost of capital of Ascential and such companies ranged from 16.3% to 16.9%, with a median of 16.5%. Deutsche Bank observed that the share price for Ascential implied by the discounted cash flow analysis ranged from a low of $15.27 to a high of $16.24 per share and compared that range of values with the merger consideration of $18.50 per share.
      The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Ascential board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.
      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Ascential board of directors as to the fairness to Ascential of the $18.50 per share cash consideration to be received by the holders of shares of Ascential common stock in the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Ascential management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Ascential’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Ascential, IBM or their respective advisors, neither Ascential nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.
      The terms of the merger were determined through negotiations between Ascential and IBM and were approved by the Ascential board of directors. Although Deutsche Bank provided advice to Ascential during the course of these negotiations, the decision to enter into the merger was solely that of the Ascential board of directors. As described above, the opinion and presentation of Deutsche Bank to the Ascential board of directors were only one of a number of factors taken into consideration by the Ascential board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Ascential board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Ascential common stock as to how to vote or act with respect to the transaction or any other matter.
      Ascential selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Ascential has retained Deutsche Bank pursuant to a letter agreement dated February 15, 2005 (the “Deutsche Bank Engagement Letter”). As compensation for Deutsche Bank’s services in connection with the merger, Ascential agreed to pay Deutsche Bank a cash fee equal to approximately $8 million, a substantial portion of which is contingent upon consummation of the merger. Regardless of whether the merger is consummated, Ascential has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Deutsche Bank Engagement Letter. Ascential has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.
      Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided and may continue to provide investment banking, commercial banking (including extension of credit), financial advisory, underwriting and other financial services to Ascential and IBM or their affiliates for which they have received compensation or may receive compensation in the future. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Ascential and IBM for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in such securities, instruments and obligations.
Interests of Ascential’s Executive Officers and Directors in the Merger
      When considering the recommendation of Ascential’s board of directors, you should be aware that the members of Ascential’s board of directors and Ascential’s executive officers have interests in the merger other than their interests as Ascential stockholders generally, pursuant to certain agreements between such executive directors and officers and us and, in the case of the executive officers, pursuant to agreements with IBM. These interests may be different from, or in conflict with, your interests as Ascential stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.
      Each of our executive officers (Messrs. Gyenes, Fiore, McBride and Semel) is currently a party to change in control severance agreements with Ascential which generally provide that if such executive’s employment is terminated during the one-year period following a change in control of Ascential (other than for cause or by the executive without “good reason”), the executive is entitled to receive certain severance payments and other benefits. In connection with the execution of the merger agreement, each of the executive officers has entered into new agreements, which will be effective as of and subject to the closing, pursuant to which such executive officers waive their rights to such severance payments from us. Pursuant to the new agreements with IBM, each of Mr. Gyenes, Mr. McBride and Mr. Semel will become an employee of IBM upon the closing of merger and will serve for a 90-day transition period following the merger (180 days for Mr. Semel). Pursuant to such agreements, the executive officers will receive specified salaries during the transition period and will receive a severance payment at the end of such period. Mr. Gyenes’ monthly base salary will be $67,000 and his severance payment will be $3,000,000. Mr. McBride’s monthly base salary will be $34,000 and his severance payment will be $1,275,000. Mr. Semel’s monthly base salary will be $46,000 and his severance payment will be $1,600,000. Mr. Fiore has entered into a different employment arrangement with IBM, pursuant to which he will be paid an annual base salary of $375,000, he will be eligible for a target bonus of $285,000 for 2005 (which will be pro-rated to reflect the portion of the year he was employed by IBM), and he will receive retention bonuses over the first two years of his employment totaling $2,400,000. Mr. Fiore will also be eligible to receive additional performance bonuses of up to $950,000 over that two year period, if performance goals to be determined by IBM are met. Following termination of employment, each of our executive officers will be entitled to have IBM pay the cost of his COBRA continuation coverage under IBM’s health plans for 18 months following termination of employment and will also be entitled to receive a payment of $170,000 at closing to give the executives a net amount after payment of taxes that will allow them to pay for health care premiums during the 18-month period after COBRA expires. The executive officers have retained their rights to receive a “gross-up” payment in the event that payments made to them become subject to golden parachute excise taxes; such gross-up will, if payable, be in an amount sufficient to put the executive in the same after tax position that he would have been in had no excise tax been imposed on his payments.

      Each of Messrs. Gyenes, Fiore, McBride and Semel is also a party to a restricted stock agreement with Ascential. In accordance with the terms of the restricted stock agreement, in connection with the merger the restricted stock award will be converted into a cash retention award. The agreements which Ascential’s executive officers have entered into with IBM provide that each executive officer will (absent a voluntary termination without good reason or a termination for cause) receive a payment of the full amount of such retention award upon the expiration of their transition period in the case of Messrs. Gyenes, McBride and Semel, and in four equal increments on the first four six-month anniversaries of the date the stockholders approve the merger, in the case of Mr. Fiore. This will result in a payment of approximately $3,515,000 to Mr. Gyenes, $1,184,000 each to Messrs. McBride and Semel and $1,757,500 to Mr. Fiore.
      Ascential and IBM have also agreed that, prior to the closing of the merger, each of Ascential’s employees who participate in our annual bonus plans (including the executive officers) may receive a payment equal to his or her target bonus for 2005, pro-rated for the period of the year that has elapsed prior to the closing. Assuming the closing were to occur on             , this would result in payment of approximately $            to Mr. Gyenes; $            to Mr. McBride; $            to Mr. Semel; and $            to Mr. Fiore.
      In addition, our executive officers and the members of our board of directors hold, in the aggregate, unvested options with respect to 1,254,719 shares of Ascential common stock. Pursuant to the terms of the merger agreement, the vesting of such shares will be fully accelerated prior to the merger and, as of the closing of the merger, all outstanding options (whether or not currently vested or unvested) will be canceled in exchange for a cash payment equal to the difference between the merger consideration of $18.50 per share and the exercise price per share of such option, multiplied by the number of shares subject to the option. The aggregate cash payment attributable to the unvested options held by Ascential’s executive officers and the members of Ascential’s board of directors will be approximately $3,613,553, assuming all such options remain outstanding at the closing of the merger, including payments of $1,833,663 to Mr. Gyenes; $346,422 to Mr. McBride; $369,503 to Mr. Semel; and $627,586 to Mr. Fiore.
      Indemnification and Insurance. The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (and rights for advancement of expenses) existing in favor of our and our subsidiaries’ current and former directors or officers as provided in their respective certificates of incorporation or by-laws or other comparable organizational documents and any of our or our subsidiaries’ existing indemnification or other agreements in effect as of the date of the merger agreement will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms. IBM has agreed to cause the surviving corporation to comply with and honor those obligations. The merger agreement further provides that for six years after the effective time of the merger, IBM will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. IBM’s obligation to provide this insurance coverage is subject to a cap of 300% of the current annual premium paid by us for our existing insurance coverage. If IBM cannot maintain the existing or equivalent insurance coverage without exceeding the 300% cap, IBM is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed the 300% cap.
Certain Legal Proceedings
      On March 15, 2005, we were named a defendant in a purported stockholder class action complaint filed in the Delaware Court of Chancery. The complaint, captioned Miller v. Ascential Software Corp. et al., C.A. No. 1179-N, generally alleges that our directors and officers breached fiduciary duties owed to our stockholders in connection with the merger. The complaint also alleges that IBM aided and abetted the purported breaches of fiduciary duties. The complaint seeks, among other things, declaratory and injunctive relief and damages in an unspecified amount. We believe that the claims are without merit and intend to vigorously defend the lawsuit.

Appraisal Rights
      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.
      If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.
      The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.
      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on             , 2005. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.
      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.
      An Ascential stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 50 Washington Street, Westborough, MA, 01581, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Ascential common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.
      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholders’ request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

      Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Ascential shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.
      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.
      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.
      Ascential stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”
      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.
      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any Ascential stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.
Accounting Treatment
      The merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Form of the Merger
      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Ironbridge Acquisition Corp., a wholly owned subsidiary of IBM and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of IBM.
Merger Consideration
      At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by IBM or merger sub and shares held by stockholders who perfect their appraisal rights (as described in “The Merger — Appraisal Rights”), will be converted into the right to receive $18.50 in cash, without interest and less any applicable withholding tax. Treasury shares and shares held by IBM or merger sub will be canceled immediately prior to the effective time of the merger.
      As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $18.50 per share in cash, without interest and less applicable withholding tax. The price of $18.50 per share was determined through arm’s-length negotiations between IBM and us.
Effect on Awards Outstanding Under Ascential’s Stock Plans
      Stock options. At least five days prior to the effective time of the merger, each outstanding stock option shall automatically accelerate so that each such stock option shall become fully exercisable. All stock options not exercised prior to the effective time of the merger will be canceled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of Ascential common stock subject to such stock option, multiplied by the number of shares of Ascential common stock subject to such stock option, less any withholding taxes. All amounts payable shall be paid at or as soon as practicable following the effective time of the merger, without interest.
      Shares of restricted stock. Each restricted share outstanding at the effective time of the merger shall be converted in the merger into the right to receive the merger consideration of $18.50 in cash, without interest and less any applicable withholding tax. This right to receive cash shall be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger. All restrictions or limitations on transfer and vesting, all forfeiture restrictions, all repurchase rights with respect to the restricted shares, to the extent that such restrictions or limitations have not already lapsed, and all other terms thereof, shall remain in full force and effect with respect to the corresponding right to receive cash equal to the merger consideration after giving effect to the merger, subject to the terms of the grant of such restricted shares as in effect at the effective time of the merger.
      Employees stock purchase plan. Each purchase right under the ESPP outstanding immediately before the effective time of the merger shall be canceled by refunding the payroll deductions of each then current participant in the ESPP for the then current offering period in effect under the ESPP, and there shall not be any additional “Grant Dates” (as defined in the ESPP) commencing following the date of the merger agreement under the ESPP. The ESPP shall be suspended following the close of the ESPP offering period current as of March 13, 2005, and shall terminate, effective on the last business day before the effective time of the merger.
Effective Time of the Merger
      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by IBM and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement. We currently anticipate the merger to be completed in the second quarter of 2005; however, because the merger is subject to regulatory approvals and other closing conditions, we cannot predict the exact timing.
Delisting and Deregistration of Ascential’s Common Stock
      If the merger is completed, our common stock will be delisted from and will no longer be traded on The NASDAQ National Market and will be deregistered under the Exchange Act.
Material United States Federal Income Tax Consequences of the Merger
      The following is a summary of certain U.S. federal income tax consequences of the merger to stockholders of Ascential whose shares of Ascential common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of Ascential common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Ascential common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.
      The Merger. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Ascential common stock converted into cash in the merger. If shares of Ascential common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Ascential common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Ascential that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Ascential common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.
      Backup Withholding. A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Ascential common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate

(under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.
      THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.
Regulatory Matters
      Under the HSR Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. IBM and we each will file a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger. In addition, we are required to make filings in several foreign jurisdictions with anti-competition authorities with respect to the merger, and in certain circumstances, receive their approval prior to consummation of the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The Merger Agreement
      The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.
Effective Time
      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by IBM and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement.
      Ascential Certificate of Incorporation. As of the effective time of the merger, Ascential’s certificate of incorporation, as amended, will be amended and restated to be in the form attached to the merger agreement.
      Ascential By-Laws. The merger agreement provides that the by-laws of merger sub immediately prior to the effective time of the merger will be the by-laws of the surviving corporation following the merger until changed or amended.
Conversion of Shares; Procedures for Exchange of Certificates
      The conversion of our common stock into the right to receive $18.50 per share in cash, without interest and less any applicable withholding tax, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the paying agent designated by IBM and reasonably agreed to by us, will send a letter of transmittal to each former Ascential stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock.
      Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of IBM, $18.50 in cash for each share represented by the stock certificate and that stock certificate will be canceled.
      In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to us, the surviving corporation in the merger, that the tax has been paid or is not applicable.
      No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Representations and Warranties
      We made a number of representations and warranties to IBM and merger sub relating to, among other things:

•	corporate organization and similar corporate matters;

•	our subsidiaries;

•	our capitalization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to Ascential;

•	documents Ascential has filed with the Securities and Exchange Commission, the accuracy of certain specified financial statements filed since January 1, 2002 and other information contained in documents we filed with the SEC since January 1, 2002, in certain instances only to the extent any inaccuracy is not reasonably likely to result in a material adverse effect, and its compliance with the Sarbanes-Oxley Act of 2002 and other matters with respect to our internal controls and procedures;

•	accuracy of information supplied by Ascential in connection with this proxy statement;

•	absence of material adverse effects or material write-downs of material assets, in each case since December 31, 2003, absence of dividends, stock splits, combinations or reclassifications of capital stock, certain employee-related events, changes in financial or tax accounting methods, tax elections or any licensing or other agreement with regard to material intellectual property or rights thereto, in each case since September 30, 2004 through the date of the merger agreement, continuation of pricing, sales, receivables and payables production practice in the ordinary course of business consistent with past practice and the absence of promotional sales or discount activity outside the ordinary course of business, each since December 31, 2003 through the date of the merger agreement;

•	certain outstanding, pending and threatened litigation as of the date of the merger agreement;

•	certain of our contracts;

•	our compliance with applicable laws, judgments and permits;

•	absence of changes in our benefit plans, employment agreements and labor relations;

•	environmental matters of Ascential;

•	matters relating to Ascential’s benefit plans and agreements and the Employee Retirement Income Security Act;

•	tax matters with respect to Ascential;

•	title to our material properties and tangible assets and rights to leasehold interests;

•	our intellectual property;

•	applicability of certain state takeover statutes’ requirements to Ascential and its satisfaction of those statutes;

•	the inapplicability of certain of our charter provisions and our company rights agreement to the merger;

•	the required vote of our stockholders;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by Ascential to other advisors in connection with the merger agreement and the merger; and

•	our receipt of a fairness opinion from Deutsche Bank.
      IBM and merger sub made a number of representations and warranties in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to IBM and merger sub;

•	accuracy of information supplied by IBM or merger sub in connection with this proxy statement; and

•	merger sub’s lack of prior operating activity.
Conduct of Business Before Closing of the Merger
      Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain IBM’s prior written consent, we will and will cause each of our subsidiaries to carry on our and their businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of our present officers, software developers and other key employees and to preserve our assets and technology and preserve our relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us and maintain our franchises, rights and permits. In addition, we have also agreed that until the effective time of the merger, unless expressly contemplated by the merger agreement (together with the Company Letter) or with IBM’s prior written consent, we will comply with specific restrictions relating, among other things, to:

•	the declaration, setting aside or payment of any dividends on, or other distributions in respect of, our capital stock;

•	the split, combination or reclassification of our capital stock, or the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity or voting interests, the purchase, redemption or other acquisition of any of our or our subsidiaries’ securities or issuance, delivery, sale, pledge or other encumbrance of any of our or our subsidiaries’ equity securities (other than the issuance of Ascential common stock upon the exercise of stock options, the granting of stock options in specified circumstances or rights under the ESPP);

•	the incurrence, prepayment, amendment, modification or change of any term of any indebtedness;

•	the amendment or proposal to amend our or their certificate of incorporation or bylaws or similar organizational documents;

•	the acquisition of any business or person or division thereof, or any material assets other than in the ordinary course of business or the acquisition of third party intellectual property other than in the ordinary course of business consistent with past practice;

•	the sale, lease or encumbrance of our assets, subject to certain exceptions regarding real property leases;

•	loans, capital contributions to, or investments in, any other person, other than us or any of our direct or indirect wholly owned subsidiaries;

•	the incurrence of capital expenditures;

•	the settlement and discharge of claims;

•	the waiver of the right to enforce, release, relinquish, transfer or assign any right of material value or the waiver of a material benefit or granting of consent under a standstill agreement;

•	the entry into, amendment, renewal or termination of material contracts, contracts outside the ordinary course of business or certain categories of contracts;

•	our benefit plans and benefit agreements;

•	any action (or failure to take any action) if such action (or omission) is reasonably likely to result in any of our representations and warranties set forth in the merger agreement that are qualified as to materiality becoming untrue (as so qualified) or any of our representations and warranties that are not so qualified becoming untrue in any material respect;

•	adoption or entry into collective bargaining agreement or other labor union contract applicable to employees of Ascential or its subsidiaries, or termination of the employment of any Ascential employee (other than for “cause”) who has the right under any agreement to receive severance payments or similar benefits as a result of such termination;

•	the write-down of any of our material assets, including intellectual property or the making of any changes in financial or tax accounting methods, principles or practices, in each case, except as required by GAAP or applicable law;

•	engagement in certain activities and practices with the effect of accelerating to prior or subsequent fiscal quarters (including the current fiscal quarter) sales, receivables or payments that would otherwise be expected (based on past practice) to occur in subsequent or prior fiscal quarters, other than in the ordinary course of business consistent with past practice;

•	any action or failure to take any action which would result in the material loss or reduction of value of our intellectual property, taken as a whole, except that we are not required to engage in additional research and development activity or commence litigation or similar proceedings with respect to our intellectual property; or

•	authorization of any, or commitment, resolution or agreement to take any of, the actions described in the previous bullet points.
We have also agreed to take certain actions with respect to open source code currently used in our products prior to closing.
No Solicitation of Third Parties by Ascential
      We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize any person or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or encourage, or take any other action knowingly to facilitate, any takeover proposal or the making of any inquiry or proposal that is reasonably likely to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any takeover proposal.
      At any time prior to obtaining the stockholder approval, our board of directors may nevertheless in response to a bona fide written takeover proposal that is unsolicited following the date of the merger agreement and is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our board of directors determines in good faith constitutes or is reasonably likely to lead to a superior proposal (1) furnish to the person making the takeover proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are substantially equivalent to the terms of the confidentiality agreement that we and IBM have executed in connection with the merger and also furnish that information to IBM on a prior to or substantially concurrent basis and (2) participate in discussions or negotiations with the person (and its representatives) making the takeover proposal.

      We have agreed to promptly advise IBM of any request for information that contemplates a possible takeover proposal or of any takeover proposal, or any inquiry we reasonably believe could lead to a takeover proposal, the terms and conditions of such request, takeover proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, takeover proposal or inquiry. We have also agreed to advise IBM, on a daily basis, regarding the progress of negotiations concerning any such takeover proposal and the material resolved and unresolved issues related to such takeover proposal, to advise promptly IBM of any material amendments or proposed amendments as to price and other material terms of any such request, takeover proposal or inquiry and to provide to IBM, promptly upon receipt or delivery thereof, copies of all documents and written communications exchanged between us or any of our officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the party making a takeover proposal or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the other hand.
      A “takeover proposal” means any inquiry, proposal or offer from any person (other than IBM or merger sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (1) assets or businesses that constitute or represent 15% or more of our total revenue, net income or operating assets or (2) 15% or more of the outstanding shares of Ascential Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of our subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to above, in each case other than the merger.
      The merger agreement provides that neither our board of directors nor any committee of our board will:

•	withdraw or modify in a manner adverse to IBM or merger sub, or propose publicly to withdraw or modify in a manner adverse to IBM or merger sub, the recommendation or declaration of advisability by our board of directors or any committee of our board of the merger agreement or merger or propose publicly to recommend the adoption or approval of any takeover proposal or resolve or agree to take any such action (any such action being referred to as an “adverse recommendation change”), unless our board of directors or a committee of our board determines in its good faith judgment that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law;

•	adopt or approve any takeover proposal, or propose the adoption or approval of any takeover proposal or resolve or agree to take any such action; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (referred to as an “acquisition agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any takeover proposal (other than a confidentiality agreement, as discussed above) or resolve or agree to take any such action.
      The merger agreement provides that the term “superior proposal” means any bona fide binding written offer not solicited after the date of the merger agreement by or on behalf of us or any of our subsidiaries made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and us, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Ascential common stock or all or substantially all the assets of us and our subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that our board of directors determines in its good faith judgment to be more favorable to our stockholders than the merger, taking into account any changes to the terms of the merger agreement proposed by IBM in response to a superior proposal or otherwise.

Treatment of Ascential Stock Options and Other Equity Awards
      At least five days prior to the effective time of the merger, each outstanding stock option shall automatically accelerate so that each such stock option shall become fully exercisable for all shares of Ascential Common Stock at the time subject to such stock option and may be exercised by the holder thereof for any or all of such shares. At the effective time of the merger, all outstanding stock options shall be canceled, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of Ascential common stock subject to such stock option, multiplied by the number of shares of Ascential common stock subject to such stock option. All amounts so payable shall be subject to any required withholding of taxes or proof of eligibility for exemption of such withholding of taxes. All amounts payable shall be paid at or as soon as practicable following the effective time of the merger, without interest.
      Each provision in each benefit plan and benefit agreement providing for the issuance, transfer or grant of any shares of Ascential common stock or any stock options, restricted shares or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of Ascential shall be deleted prior to the effective time of the merger, and Ascential shall ensure, that following the effective time of the merger, there shall be no rights to acquire shares of Ascential common stock, stock options, restricted shares or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of Ascential or the surviving corporation.
      Each restricted share outstanding at the effective time of the merger shall be converted in the merger into the right to receive the merger consideration of $18.50 in cash, without interest and less any applicable withholding tax. This right to receive cash shall be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger. All restrictions or limitations on transfer and vesting, all forfeiture restrictions, all repurchase rights with respect to the restricted shares, to the extent that such restrictions or limitations have not already lapsed, and all other terms thereof, shall remain in full force and effect with respect to the corresponding right to receive cash equal to the merger consideration after giving effect to the merger, subject to the terms of the grant of such restricted shares as in effect at the effective time of the merger.
      Participation in the ESPP shall be limited to those employees who were participants on the date of the merger agreement. Such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of the merger agreement. Each purchase right under the ESPP outstanding immediately before the effective time of the merger shall be canceled by refunding the payroll deductions of each then current participant in the ESPP for the then current offering period in effect under the ESPP, and there shall not be any additional “Grant Dates” (as defined in the ESPP) commencing following the date of the merger agreement under the ESPP. The ESPP shall be suspended following the close of the ESPP offering period current as of the date of the merger agreement and shall terminate, effective upon the last business day before the effective time of the merger.
Conditions to Closing
      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
IBM and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the proposal to adopt the merger agreement is approved by the requisite stockholder vote at the special meeting;

•	the waiting period required under the HSR Act and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar law or regulation that is required to complete the merger has been obtained or terminated or has expired; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the closing of the merger is in effect.
IBM will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties made pursuant to the merger agreement that are qualified as to materiality are true and correct (as so qualified), and the representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

•	we have performed in all material respects obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	there is no pending claim, suit, action or proceeding brought or threatened by any governmental entity that has a reasonable likelihood of success which would:

•	challenge or seek to restrain or prohibit the consummation of the merger;

•	seek to obtain from IBM any damages that are material in relation to the value of us and our subsidiaries, taken as a whole;

•	seek to prohibit or limit in any respect, or place any conditions on, the ownership or operation by us or IBM of all or any portion of the business, assets or any product of us or our subsidiaries or IBM or its subsidiaries, or to require any of us to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any portion of the business or assets or any products of us and our subsidiaries or IBM and its subsidiaries;

•	seek to impose limitations on the ability of IBM to hold, or exercise ownership of, any shares of the stock of the surviving corporation in the merger; or

•	restrain the ability of IBM from operating our business immediately following the closing substantially in the manner operated by us prior to the closing;

•	there is no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that could reasonably be expected to result, directly or indirectly, in any of the effects described in the immediately preceding bullet point;

•	we have not suffered a material adverse effect since the date of the merger agreement.
We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	IBM’s representations and warranties made pursuant to the merger agreement that are qualified as to materiality are true and correct (as so qualified), and the representations and warranties that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and

•	each of IBM and merger sub has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Termination of the Merger Agreement
IBM and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of IBM, merger sub and us;

•	by either IBM or us, if the merger has not been completed by July 13, 2005 for any reason, other than if the merger is not completed by such date because any applicable waiting period under the HSR Act or any other material approval or waiting period under applicable competition, merger control, antitrust or similar law or regulation that is required to complete the merger, is not obtained, terminated or expired but all other conditions have been satisfied, in which case either IBM or we can terminate the merger agreement if the merger is not completed by October 13, 2005;

•	by either IBM or us, if any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the closing of the merger is in effect and has become final and nonappealable;

•	by either IBM or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

•	by us if (1) any event has occurred which would result in the inability of any condition to our obligations to complete the merger to be satisfied prior to the termination date or (2) IBM has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is capable of being cured by IBM by the termination date, but IBM does not commence to cure such breach or failure within 10 business days after its receipt of written notice from us and diligently pursue such cure thereafter;

•	by IBM if (1) any event has occurred which would result in the inability of any condition to IBM’s obligations to complete the merger to be satisfied prior to the termination date, (2) we have breached in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is capable of being cured by us by the termination date, but we do not commence to cure such breach or failure within 10 business days after its receipt of written notice from IBM and diligently pursue such cure thereafter, or (3) any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effects described in the third bullet point under conditions to IBM’s obligation to complete the merger under “The Merger Agreement — Conditions to Closing” above has become final and nonappealable; or

•	by IBM in the event that our board of directors or any of its committees takes any of the following actions:

•	withdraws or modifies in a manner adverse to IBM or merger sub, or proposes publicly to withdraw or modify in a manner adverse to IBM or merger sub, the recommendation or declaration of advisability by our board of directors or any of its committees of the merger agreement or the merger or resolves or agrees to take such action;

•	recommends or proposes publicly to recommend the approval or adoption of any other takeover proposal or resolves or agrees to take any such action; or

•	fails to publicly reaffirm its recommendation for the adoption of the merger agreement within 10 business days of a written request from IBM to do so.

Termination Fee and Expenses
      The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.
The merger agreement requires, however, that we pay IBM a termination fee of $30 million if:

(1) (a)	a takeover proposal has been made known to us or our stockholders, or any person has announced an intent to make a takeover proposal and thereafter the merger agreement is terminated by either Ascential or IBM because:

•	the merger has not been consummated by July 13, 2005 or October 13, 2005, as applicable;

•	our stockholders do not adopt the merger agreement at the special meeting; or

•	our board of directors fails to publicly reaffirm its recommendation of the adoption of the merger agreement 10 business days after being asked to do so by IBM; and

(b)	prior to the date that is 12 months after the date of termination of the merger agreement, we enter into a takeover proposal or a takeover proposal is consummated; or

(2)	IBM terminated the merger agreement because our board of directors (a) withdrew or modified in a manner adverse to IBM or merger sub, or proposed publicly to withdraw or modify in a manner adverse to IBM or merger sub, the recommendation or declaration of advisability by our board of directors or any of its committees of the merger agreement or the merger, or (b) recommended or proposed publicly to recommend the approval or adoption of any other takeover proposal, or resolved or agreed to take any such action.
      For purposes of this section, a takeover proposal means any inquiry, proposal or offer from any person (other than IBM or merger sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (1) assets or businesses that constitute or represent 40% or more of our total revenue, net income or operating assets or (2) 40% or more of the outstanding shares of Ascential common stock or of any class of capital stock of, or other equity or voting interests in, one or more of our subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to above, in each case other than the merger.
Indemnification and Insurance
      IBM will cause the surviving corporation to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Ascential and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of Ascential as in effect on March 13, 2005.
      For six years after the effective time of the merger, IBM will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. IBM’s obligation to provide this insurance coverage is subject to a cap of 300% of the current annual premium paid by us for our existing insurance coverage. If IBM cannot maintain the existing or equivalent insurance coverage without exceeding the 300% cap, IBM is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed the 300% cap.

Material Adverse Effect
      Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us, any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate is reasonably likely to result in a material adverse effect on the business, assets, properties, financial condition or results of operations of Ascential and its subsidiaries, taken as a whole or result in a material impairment on the ability of IBM to operate the business of Ascential and its subsidiaries immediately after consummation of the merger in substantially the same manner as it was operated immediately prior to the date of the merger agreement. However, none of the following, alone or in combination will be deemed to constitute, in and of itself, a material adverse effect and will not be taken into account when determining whether there has been or will be a material adverse effect on or with respect to us:

•	general, legal, market, economic or political conditions affecting the industries in which we participate, except where conditions have a materially disproportionate adverse impact on us and our subsidiaries, taken as a whole;

•	the pendency or announcement of the merger agreement, including any customer or supplier reaction to the identity of IBM;

•	any litigation brought or threatened by stockholders of Ascential or IBM (whether on behalf of Ascential, IBM or otherwise) asserting allegations of a breach of fiduciary duty relating to the merger agreement, violations of securities laws in connection with this proxy statement or otherwise in connection with the merger agreement;

•	any action required to comply with the rules and regulations of the SEC or the SEC comment process as such process applies to the proxy statement;

•	any decrease in the market price or trading volume of Ascential common stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a material adverse effect and may be taken into consideration when determining whether a material adverse effect has occurred);

•	Ascential’s failure to meet any internal or published projections, forecasts or revenue or earnings predictions or published industry analyst expectations (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a material adverse effect and may be taken into consideration when determining whether a material adverse effect has occurred); or

•	any change in applicable accounting requirements or principles which occurs or becomes effective after the date of the merger agreement.
Extension, Waiver and Amendment of the Merger Agreement
      Ascential and IBM may amend the merger agreement at any time prior to the closing of the merger. However, after stockholder approval of the merger and the merger agreement has been obtained, no amendment can be made that by law requires further approval by Ascential stockholders without the further approval of such stockholders.
      Either Ascential or IBM may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance with any of the agreements or conditions contained in the merger agreement. However, after stockholder approval has been obtained, no waiver shall be made that by law requires further approval by stockholders of the parties without the further approval of such stockholders.

Security Ownership of Executive Officers and Certain Beneficial Owners
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2005 by: (1) each person known to us to beneficially own 5% of more of our outstanding common stock; (2) each of our directors; (3) our chief executive officer; (4) our three other highest compensated executive officers (the individuals specified in subsections (3) and (4) hereof are referred to herein as the “Named Executive Officers”); and (5) all of our directors and current executive officers as a group.
      Information with respect to beneficial ownership is based upon information furnished by each director and executive officer or contained in filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of February 28, 2005 (but without giving effect to any possible acceleration of the vesting of options as a result of the merger agreement) are deemed to be beneficially owned by the person holding such options or warrants (regardless of the exercise price thereof and its relation to the merger consideration) for the purpose of computing the percentage of beneficial ownership of such person but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, the address of each person in the table is c/o Ascential Software Corporation, 50 Washington Street, Westborough, Massachusetts 01581.

		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding(1)

5% Stockholders
Merrill Lynch & Co., Inc.(2)	3,626,306	6.1%
c/o Merrill Lynch Investment Managers, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey 08536
Directors and Officers
Peter Gyenes(3)	1,319,221	2.2%
Robert M. Morrill(4)	195,734	*
John J. Gavin, Jr.(5)	17,500	*
David J. Ellenberger(6)	12,500	*
William J. Weyand(7)	8,334	*
Peter Fiore(8)	604,815	1.0
Robert C. McBride(9)	195,375	*
Scott N. Semel(10)	124,796	*
All directors and current executive officers as a group (8 people)(11)	2,478,275	4.0%

*	Less than 1%.

(1)	The percentage of ownership for each person listed in the table above is based on 59,652,713 shares of common stock outstanding as of February 28, 2005, together with applicable options or warrants for such person (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration).

(2)	Includes 1,074,940 shares of common stock held by Merrill Lynch Investment Managers, L.P. d/b/a Merrill Lynch Investment Managers (“MLIM LP”) and 2,551,366 shares of common stock held by Fund Asset Management, L.P. d/b/a Fund Asset Management (“FAM LP”). Both MLIM LP and FAM LP are indirect wholly owned subsidiaries of Merrill Lynch & Co., Inc. (“ML&Co.”) and according, ML&Co. may be deemed to beneficially own such shares of common stock. MLIM LP and FAM LP are investment advisors registered under Section 203 of the Investment Advisors Act of 1940 and act as investment advisors for certain registered investment companies as well as client accounts. This information is based solely upon information provided by Merrill Lynch Investment Managers, a division of ML&Co., to Ascential on March 17, 2005.

(3)	Includes 1,249,701 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of February 28, 2005. Mr. Gyenes is the Chairman of our board of directors and the Chief Executive Officer of Ascential.

(4)	Includes 104,109 shares of common stock held in trust for the benefit of Mr. Morrill’s children. Mr. Morrill and his wife each serve as trustee over such trusts, and Mr. Morrill has shared voting and shared investment power over the shares held therein. Also includes 91,625 shares of common stock issuable upon exercise of outstanding options, which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration). Morrill is a member of our board of directors.

(5)	Consists of 17,500 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration). Mr. Gavin is a member of our board of directors.

(6)	Consists of 12,500 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration). Mr. Ellenberger is a member of our board of directors.

(7)	Consists of 8,334 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration). Mr. Weyand is a member of our board of directors.

(8)	Includes 595,497 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration). Mr. Fiore is our President.

(9)	Includes 189,062 shares of common stock issuable upon exercise of outstanding options, which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration). Mr. McBride is our Vice President and Chief Financial Officer.

(10)	Includes 122,264 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration). Mr. Semel is our Vice President, General Counsel and Secretary.

(11)	Includes 2,286,483 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of February 28, 2005 (without giving effect to any possible acceleration of vesting of options pursuant to the merger agreement and regardless of the exercise price of such option and its relation to the merger consideration).

Stockholder Proposals
      If the merger is completed, we will not hold a 2005 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2005 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2005 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy statement and form of proxy for the 2005 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than January 3, 2005 and must comply with Rule 14a-8. If the date of the 2005 annual meeting, if any, is changed by more than 30 days from June 18, 2005, then in order to be considered for inclusion in Ascential’s proxy materials, proposals of stockholders intended to be presented at the 2005 annual meeting must be received by us a reasonable time before we begins to print and mail our proxy materials for the 2005 annual meeting. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Ascential Software Corporation, 50 Washington Street, Westborough, Massachusetts 01581, directed to the attention of the Secretary.
      Under our bylaws, proposals of stockholders intended to be submitted for a formal vote at our rescheduled 2005 annual meeting of stockholders (other than proposals intended to be included in our proxy statement and form of proxy in accordance with Rule 14a-8 promulgated under the Exchange Act) may be made only by a stockholder who has given written notice of the proposal to our Secretary at its principal executive offices not less than 120 days prior to the date of this meeting and must provide the information and be in the form required by our bylaws.
Other Matters
      We know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.
      It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.
Where You Can Find More Information
      IBM and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that IBM and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:
Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549
       Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

      You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Ascential Software Corporation
50 Washington Street
Westborough, Massachusetts 01581
Attention: David Roy, Investor/ Media Relations
Telephone: (508) 599-7290
      If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Telephone: (212) 750-5799
      If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.
      Ascential has supplied all information relating to Ascential, and IBM has supplied all information contained in this proxy statement relating to IBM and merger sub.
      You should not send in your Ascential certificates until you receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.
      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated             , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Among
INTERNATIONAL BUSINESS MACHINES CORPORATION,
IRONBRIDGE ACQUISITION CORP.
and
ASCENTIAL SOFTWARE CORPORATION
Dated as of March 13, 2005

GLOSSARY

Term	Section

Acquisition Agreement	4.02(b)

Adverse Recommendation Change	4.02(b)

affiliate	8.03(a)

Agreement	Preamble

Appraisal Shares	2.02(g)

Article Seven	3.01(q)

Benefit Agreements	3.01(g)

Benefit Plans	3.01(k)(i)

Certificate	2.01(c)

Certificate of Merger	1.03

Closing	1.02

Closing Date	1.02

Code	2.02(f)

Commonly Controlled Entity	3.01(k)(i)

Company	Preamble

Company Bylaws	3.01(a)

Company Certificate	1.05(a)

Company Common Stock	2.01

Company Letter	8.03(b)

Company Personnel	3.01(g)

Company Preferred Stock	3.01(c)(i)

Company Product	8.03(c)

Company Rights	3.01(c)(i)

Company Rights Agreement	3.01(c)(i)

Company Stock Plans	3.01(c)(i)

Confidentiality Agreement	4.02(a)

Contract	3.01(d)

Derivative Work	3.01(p)(iii)

DGCL	1.01

Effective Time	1.03

Environmental Claim	3.01(l)

Environmental Laws	3.01(l)

ERISA	3.01(m)(i)

ESPP	3.01(c)(i)

ESPP Offering Period	5.04(b)

Exchange Act	3.01(d)

FCC	5.02(b)

FCC Licenses	5.02(b)

Filed SEC Documents	3.01(e)(i)

GAAP	3.01(e)(i)

Governmental Entity	3.01(d)

Hazardous Substances	3.01(l)

Term	Section

HSR Act	3.01(d)

indebtedness	3.01(c)(v)

Intellectual Property	3.01(p)(iv)

IRS	3.01(m)(i)

Judgment	3.01(d)

knowledge	8.03(d)

Law	3.01(d)

Leased Real Property	3.01(o)(iii)

Legal Restraints	6.01(c)

Liens	3.01(b)

made available	8.03(e)

Major Customer	3.01(i)(i)(T)

Major Customer Contract	3.01(i)(i)(T)

Major Supplier	3.01(i)(i)(U)

Major Supplier Contract	3.01(i)(i)(U)

Material Adverse Effect	8.03(f)

Merger	Recitals

Merger Consideration	2.01(c)

Non-Affiliate Plan Fiduciary	3.01(m)(ix)

Owned Real Property	3.01(o)(iii)

Parent	Preamble

Parent Contract	8.03(g)

Paying Agent	2.02(a)

Pension Plan	3.01(m)(i)

Permit	8.03(h)

Permitted Liens	3.01(i)(i)(G)

person	8.03(i)

Post-Signing Returns	4.01(b)

Primary Company Executives	3.01(n)(vii)

principal executive officer	3.01(e)(iii)

principal financial officer	3.01(e)(iii)

Proxy Statement	3.01(d)

Release	3.01(l)

Restricted Shares	3.01(c)(i)

Restricted Share Cash Amount	5.04(a)(iii)

SEC	3.01(d)

SEC Documents	3.01(e)(i)

Section 262	2.02(g)

Securities Act	3.01(e)(i)

Software	3.01(p)(iv)

SOX	3.01(e)(i)

Stockholder Approval	3.01(s)

Stockholders Meeting	5.01(c)

Stock Options	3.01(c)(i)

Term	Section

Sub	Preamble

subsidiary	8.03(j)

Subsidiary	8.03(k)

Superior Proposal	4.02(a)

Surviving Corporation	1.01

Takeover Proposal	4.02(a)

Taxes	3.01(n)(xiii)

Tax Return	3.01(n)(xiii)

Taxing Authority	3.01(n)(xiii)

Termination Date	7.01(b)(i)

Termination Fee	5.06(b)

Third Party Software	3.01(p)(iv)

Welfare Plan	3.01(m)(iv)

      AGREEMENT AND PLAN OF MERGER dated as of March 13, 2005 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), IRONBRIDGE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and ASCENTIAL SOFTWARE CORPORATION, a Delaware corporation (the “Company”).
      WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company’s stockholders);
      WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
      WHEREAS concurrently with the execution of this Agreement, certain employees of the Company are entering into agreements with Parent;
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
      Section 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
      Section 1.02.     Closing. The closing of the Merger (the ”Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
      Section 1.03.     Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by the DGCL (as reasonably agreed by the parties), and executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
      Section 1.04.     Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.
      Section 1.05.     Certificate of Incorporation and Bylaws. (a) The Amended and Restated Certificate of Incorporation of the Company, as amended, (the “Company Certificate”) shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law.
      (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
      Section 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 1.07.     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Conversion of Securities
      Section 2.01.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the ”Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled and retired in accordance with Section 2.01(b), (ii) the Appraisal Shares and (iii) Restricted Shares to the extent set forth in Section 5.04(a)(iii)) shall be converted into the right to receive $18.50 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.
      Section 2.02.     Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.
      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify and which the Company shall reasonably approve)

and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
      (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.
      (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
      (e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.
      (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
      (g) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL

(“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
ARTICLE III
Representations and Warranties
      Section 3.01.     Representations and Warranties of the Company. Except as set forth in the Company Letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates, provided that disclosure in any section of such Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary or desirable, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except in the case of clause (i) above with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent copies of the Company Certificate and the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”) and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2002.

(b) Subsidiaries. Section 3.01(b) of the Company Letter sets forth a complete and accurate list of each Subsidiary and its place of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options to purchase, security interests or other encumbrances of any kind or nature whatsoever other than Taxes not yet due and payable (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure. (i) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share of the Company (the “Company Preferred Stock”). At the close of business on March 10, 2005, (A) 59,656,675 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, including 819,000 restricted shares of Company Common Stock that are subject to transfer restrictions and/or subject to forfeiture back to the Company or repurchase by the Company (“Restricted Shares”), (B) 10,258,428 shares of Company Common Stock were held by the Company as treasury shares, (C) 11,955,673 shares of Company Common Stock were subject to outstanding options (other than rights under the Second Restated 1997 Employee Stock Purchase Plan (the “ESPP”)) to acquire shares of Company Common Stock pursuant to the Ardent Software, Inc. 1986 Non-Statutory Stock Option Plan, the Second Restated 1989 Outside Directors Stock Option Plan, the Ardent Software, Inc. 1991 Directors Stock Option Plan, the TSI International Software Ltd. 1993 Stock Option Plan, the Second Restated 1994 Stock Option and Award Plan, the Red Brick Systems, Inc. 1995 Stock Option Plan, the Red Brick Systems, Inc. Supplemental Stock Option Plan, the Ardent Software, Inc. 1995 Non-Statutory Stock Option Plan, the Torrent Systems, Inc. 1995 Equity Incentive Plan, the Novera Software Inc. 1996 Stock Option Plan, the Mercator Software, Inc. 1997 Equity Incentive Plan, the 1997 Non-Statutory Stock Option Plan and the Amended and Restated 1998 Non-Statutory Stock Option and Award Plan (together with any other stock options granted after the date of this Agreement under the Company Stock Plans pursuant to the terms of this Agreement or the Company Letter, the “Stock Options”) (such plans, together with the ESPP, the “Company Stock Plans”) and (D) 1,169,854 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP. Other than the Company Stock Plans, there is no Contract, plan or other arrangement providing for the grant of options exercisable for or into shares of Company Common Stock by the Company or any of its Subsidiaries. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary. The Company has made available to Parent (A) a complete and accurate list, as of the close of business on March 10, 2005, of all outstanding Stock Options, the number of shares subject to each such Stock Option, the grant dates, exercise prices and vesting schedule of each such Stock Option and the name of the holder thereof and (B) a complete and accurate list, as of the close of business on March 10, 2005, of all Restricted Shares, the grant dates, the names of the holders thereof and the form of Restricted Share grant agreement pursuant to which all Restricted Shares were granted that sets forth the date any forfeiture or repurchase conditions lapse and any repurchase price. As of the date of this Agreement, other than the Stock Options, rights under the ESPP, the Restricted Shares and the Company Series A Participating Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the First Amended and Restated Rights Agreement dated August 12, 1997, as amended, between the Company and EquiServe Trust Company, N.A. (the “Company Rights Agreement”), there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise. As of the close of business on March 10, 2005, there were outstanding rights to purchase 49,680 shares of Company Common Stock under the ESPP (assuming the fair market value per share of Company Common Stock on the last day of the ESPP Offering Period will be equal to the Merger Considerati on). As of the last day of the most recent semi-monthly payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of participants in the ESPP was $663,398.31.

(ii) Except as set forth in Section 3.01(c)(i), as of the close of business on March 10, 2005, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities or other similar rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof, in any such case whether or not granted in tandem with a related Stock Option, were issued, reserved for issuance or outstanding. Since March 10, 2005, until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options or rights under the ESPP, in each case outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement and (B) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than rights under the ESPP.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, and (B) except as set forth in this Section 3.01(c), securities or other instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital or voting stock of the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Except (A) as set forth above, and (B) for rights under the ESPP, the Company Rights Agreement or the Stock Options in effect as of the date of this Agreement there are no securities, options, warrants, calls, rights, commitments, agreements, instruments, arrangements, understandings, obligations, undertakings or other Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or other Contract. As of the date of this Agreement and without giving effect to Section 5.04(a), each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Stock Option. Except for the Restricted Shares in effect as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (B) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(iv) All Stock Options and Restricted Shares may be treated in accordance with Section 5.04(a).

(v) As of the date of this Agreement and excluding any indebtedness of the Company or any Subsidiary to any Subsidiary and any indebtedness of any Subsidiary to the Company, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) amounts owing as deferred purchase price for the purchase of any property, (C) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (D) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business which in the case of this clause (D) are in excess of $1,000,000 in the aggregate, or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (other than, in the case of clauses (A) through (D), accounts payable to trade creditors and accrued expenses arising in the ordinary course of business) (collectively, “indebtedness”).

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger (subject to obtaining the Stockholder Approval) and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger and this Agreement (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(c), and (iv) recommending that the Company’s stockholders adopt this Agreement. The execution and delivery of this Agreement, the consummation of the Merger and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (i) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, legally binding arrangement, legally binding understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”) or Permit to which the Company or any of its Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to, other than any Parent Contract or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than (1) in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens, rights or entitlements that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company or that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or

(y) prevent, materially impede or materially delay the consummation of the Merger or (2) in the case of clause (iii)(A), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens, rights or entitlements that had not arisen prior to the date of this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the compliance by the Company with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the compliance by the Company with the provisions of this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company.

(e) SEC Documents. (i)The Company has made available to Parent, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, complete and accurate copies of all reports, schedules, forms, statements and other documents filed with the SEC by the Company since January 1, 2002 (together with all information incorporated therein by reference, the “SEC Documents”). The Company has filed with the SEC each report, schedule, form, statement or other document or filing required by Law to be filed. No Subsidiary is required to file any report, schedule, form, statement or other document with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”), in each case, applicable to such SEC Documents at the time of filing, and none of the SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been or will be prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had, or are reasonably likely to have, a Material Adverse Effect.

(ii) The Company is in material compliance with the provisions of SOX applicable to it.

(iii) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable with respect to the SEC Documents, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.

(v) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.

(vi) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed in all material respects to ensure that (A) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Absence of Certain Changes or Events. (i) As of the date of this Agreement, since December 31, 2003, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any Material Adverse Effect on the Company or any state of facts, change, development, event, effect, condition or occurrence which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or (B) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries.

(ii) As of the date of this Agreement, since September 30, 2004, there has not been (A) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary to its parent, (B) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (C)(1) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus opportunity or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base compensation or benefits, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice, (D) any granting by the Company or any of its Subsidiaries to any Company Personnel of any severance or termination pay, change in control or similar compensation or benefits or increases therein or of the right to receive any severance or termination pay, change in control or similar compensation or benefits or increases therein, (E) any entry by the Company or any of its Subsidiaries into, or any amendment of, (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, or (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such Contracts under this clause (E), including any Contract which is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (F) the grant or amendment of any incentive award (including Stock Options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification of any restrictions in any such award, (G) any amendment to, or modification of, any Company Stock Plan, (H) any change in financial or tax accounting principles, methods or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (I) any material Tax election or change in any material Tax election or any settlement or compromise of any material income Tax liability or (J) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries.

(iii) Since December 31, 2003, each of the Company and its Subsidiaries has continued all pricing, sales, receivables and payables production practices in accordance with the ordinary course of business consistent with past practice and has not engaged in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected

(based on past practice) to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity, in each case in this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice.

(h) Litigation. Section 3.01(h) of the Company Letter sets forth a complete and accurate list of all claims, actions, suits or judicial, administrative and regulatory proceedings or investigations pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries as of the date hereof (i) which involves an amount in controversy in excess of $500,000 (or the equivalent amount in any other applicable currency based on the exchange rate published in the Financial Times (or such other authority agreed by Parent and the Company) on the business day five days prior to the date of this Agreement as the mid-point closing U.S. dollar exchange rate with respect to such currency for the most recent prior business day, (ii) which seeks material injunctive relief, (iii) which may give rise to any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) which if resolved in accordance with plaintiff’s demands is reasonably likely to have a Material Adverse Effect on the Company. As of the date hereof, there is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company.

(i) Contracts. (i) Section 3.01(i) of the Company Letter contains a complete and accurate list, as of the date hereof, of:

(A) each material Contract to which the Company or a Subsidiary is a party (except for any Parent Contract) not made in the ordinary course of business;

(B) each Contract (except for any Parent Contract) pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(C) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted, with respect to the development, manufacture, marketing or distribution of their respective products or services;

(D) each Contract with (1) any affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements providing solely for “at will” employment with no right to severance benefits except as required by applicable Law, (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements;

(E) each Contract (except for any Parent Contract) under which the Company or any of its Subsidiaries has incurred any indebtedness (other than accounts payable to trade creditors) having an aggregate principal amount in excess of $300,000;

(F) each material Contract (except for this Agreement) to which the Company or a Subsidiary is a party that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Merger, including in order to avoid termination of or loss of a material benefit under any such Contract;

(G) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party creating or granting a material Lien (including Liens upon material properties acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens that are not reasonably likely to adversely interfere in a material way with the use of assets encumbered thereby (“Permitted Liens”);

(H) each material Contract (except for any Parent Contract) containing any provisions (1) with respect to a change in control or similar event with respect to the Company or its Subsidiaries or otherwise having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a material default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the material properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person or (2) having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(I) each Contract to which the Company or a Subsidiary is a party providing for payments of material royalties or other material license fees to third parties in excess of $200,000 annually that is not terminable on 90 days or less notice;

(J) each material Contract granting an end-user customer license to any Company Product that is not limited to the internal use of such customer and its affiliates;

(K) each Contract (except for any Parent Contract) pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(L) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party granting the other party to such Contract or a third party “most favored nation” pricing that (1) applies to the Company or any of its Subsidiaries or (2) immediately following the Merger would apply to Parent or any of its subsidiaries other than the Surviving Corporation;

(M) each Contract (except for any Parent Contract) pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code, other than such Contracts which provide for source code for any Company Product to be put in escrow substantially on the Company’s standard terms and conditions;

(N) each Contract to which the Company or a Subsidiary is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement;

(O) each Contract to which the Company or a Subsidiary is a party with any Governmental Entity other than any Contract which is immaterial to the Company;

(P) each material Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding pursuant to which the Company or any of its Subsidiaries have continuing performance obligations;

(Q) each Contract (except for any Parent Contract and any Contract for Software maintenance) to which the Company or a Subsidiary is a party providing for future performance by the Company or a Subsidiary in consideration of amounts previously paid;

(R) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party providing for material liquidated damages;

(S) each Contract (except for any Parent Contract and any immaterial Contract) to which the Company or a Subsidiary is a party for professional services engagements for a fixed fee that guarantees a specific result;

(T) each Contract between the Company or any of its Subsidiaries and any of the 20 largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended December 31, 2004 (each such customer, a “Major Customer” and each such Contract, a “Major Customer Contract”);

(U) each Contract between the Company or any of its Subsidiaries and any of the 20 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended December 31, 2004 (each such licensor or other supplier, a “Major Supplier” and each such Contract, a “Major Supplier Contract”); and

(V) each Contract (except for any Parent Contract) which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $750,000.

The Company has made available to Parent copies of the Contracts referred to above. Each material Contract (other than real property leases) of the Company or any of its Subsidiaries is in full force and effect (except for those Contracts that have expired or terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries has performed or is performing in all material respects all material obligations required to be performed by it under its material Contracts (other than real property leases) and is not (with or without notice or lapse of time or both) in breach or default in any material respect and as of the date of this Agreement has not waived its right to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, as of the date of this Agreement no other party to any of its material Contracts (other than real property leases) is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder and to the knowledge of the Company, as of the date of this Agreement there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any such material Contract.

(ii) As of the date of this Agreement, since January 1, 2004, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its

Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships, with the Company or any of its Subsidiaries.

(j) Compliance with Laws. The Company and its Subsidiaries have in effect all material Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted. The Company and its Subsidiaries have complied and are in compliance in all material respects with all applicable Laws and Judgments. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and compliance with the terms of this Agreement are not reasonably likely to, cause the revocation or cancelation of any material Permit, except for Permits with respect to which the Company furnishes Parent written notice following the date of this Agreement which is sufficiently timely for Parent to prevent any such revocation or cancelation. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit.

(k) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (i)Except as disclosed in the Filed SEC Documents, since September 30, 2004, none of the Company or any of its Subsidiaries has terminated, adopted, amended or agreed to terminate, adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding or subject to the Laws of the United States) maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Personnel, but not including the Benefit Agreements (all such plans, arrangements and understandings, including any such plan, arrangements or understanding entered into or adopted on or after the date of this Agreement, collectively, “Benefit Plans”) or made any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined.

(ii) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound. Since January 1, 2002, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Each of the Company and its Subsidiaries is, and since January 1, 2002, has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since January 1, 2002, has not, engaged in any material unfair labor practice. The Company has not received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries which is pending and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l) Environmental Matters. Except for any relevant matters disclosed in the Filed SEC Documents, (i) the Company and each of its Subsidiaries are, and since January 1, 2002 have been, in compliance in all material respects with all applicable material Environmental Laws; (ii) as of the date of this Agreement, there are no pending, or to the knowledge of the Company or any of its Subsidiaries, threatened material Environmental Claims against the Company or any of its Subsidiaries; (iii) since January 1, 2002 until the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice that the Company or any of its Subsidiaries is in non-compliance in any material respect with any Environmental Law or subject to potential liability under any Environmental Law, including potential material liability for the costs of investigating or remediating contaminated property pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state Law; (iv) as of the date of this Agreement, for the last four years there have been no material Releases of Hazardous Substances on, at, under or about any properties then owned, leased or operated by the Company or any of its Subsidiaries, and during such period neither the Company nor any of its Subsidiaries has Released, disposed of or arranged for the disposal of Hazardous Substances at any on-site or off-site location; and (v) to the knowledge of the Company, as of the date of this Agreement there are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of an Environmental Claim against, the Company or any of its Subsidiaries in connection with any Environmental Law. For purposes of this Agreement, the term “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials at any location or (2) the failure to comply with any Environmental Law. For purposes of this Agreement, the term “Environmental Laws” shall mean any applicable Laws, Judgments, enforceable requirements, agreements or Permits issued, promulgated or entered into by any Governmental Entity relating to protection of the environment, natural resources or human health, safety, or to the use, management, disposal, Release or threatened Release of Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” shall mean any explosive, radioactive, toxic substances or hazardous wastes, substances or materials (including asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products). For purposes of this Agreement, the term “Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, leaching, injecting, dumping, disposing or migrating into or through the environment.

(m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and accurate list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that are in effect as of the date of this Agreement. The Company has made available to Parent copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan (if any such report was required under applicable Law), (C) the most recent summary plan description for each Benefit Plan for which a summary plan description is required under applicable Law and (D) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

(ii) All Pension Plans intended to be tax qualified have been the subject of determination letters from the IRS with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Pension Plans are qualified and exempt from United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no determination letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA. All Pension Plans required to have been approved by any foreign

Governmental Entity have been so approved, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that is reasonably likely to affect any such approval relating thereto or increase the costs relating thereto. The Company has made available to Parent a copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a copy of each pending application for a determination or approval letter, if any.

(iii) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Title IV of ERISA or is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities.

(iv) No Benefit Plan or Benefit Agreement that provides welfare benefits (each, a “Welfare Plan”) is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), or is self-insured. There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time. No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(v) Section 3.01(m)(v) of the Company Letter sets forth a complete and accurate list, as of the date of this Agreement, of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel could become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger (alone or in combination with any other event), or any benefits the value of which would be calculated on the basis of the Merger (alone or in combination with any other event), (B) the names of all Company Personnel entitled to severance benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date pursuant to any employment, severance, termination or change in control agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and such Company Personnel, on the other hand, (C) the category or type of each such severance, termination or change in control benefit to which such Company Personnel is entitled, (D) the aggregate value of each such severance, termination or change in control benefit actually payable as of the Closing Date and each such severance, termination or change in control benefit that would be payable upon termination of employment after the Closing Date and (E) the aggregate value of severance that would be paid to each individual set forth in Section 3.01(m)(v) of the Company Letter upon termination of employment based on the terms of any severance plan or plans applicable to such individual in effect at the Closing Date; provided, however, that in no event shall Section 3.01(m)(v) of the Company Letter be required to set forth (I) any payments attributable to the accelerated vesting of outstanding Stock Options or the conversion of outstanding Restricted Shares, in each case, in accordance with Section 5.04(a), or (II) any obligation to pay cash severance of an amount that is not more than $50,000 to any Company Personnel who is not an officer or director of the Company or its Subsidiaries. Except as set forth in Section 3.01(m)(v) of the Company Letter, no Company Personnel will be entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger (alone or in combination with any other event) or any benefits the value of which will be calculated on the basis of the Merger (alone or in combination with any other event). Except as set forth in Section 3.01(m)(v) of the Company Letter, the execution and delivery of this Agreement, the consummation of the Merger (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (A) entitle any Company Personnel to severance, termination or change in control or similar benefits, (B) trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits or the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates, (C) increase the cost of any Benefit Plan, Benefit Agreement or any other employment arrangement or (D) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, any Benefit Plan or Benefit Agreement.

(vi) The deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements will not be subject to disallowance under Section 162(m) of the Code.

(vii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii) All contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of its Subsidiaries have been timely made. No Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any trustee or other fiduciary or administrator of any Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that is reasonably likely to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees or any Non-Affiliate Plan Fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of the Company, as of the date of this Agreement, any Non-Affiliate Plan Fiduciary, nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject the Company, any Subsidiary of the Company or, to the knowledge of the Company, as of the date of this Agreement, any Non-Affiliate Plan Fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) The Company and its Subsidiaries do not have any liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(n) Taxes. (i)Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has timely paid all material Taxes due and owing, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii) As of the date of this Agreement, no material Tax Return of the Company or any of its Subsidiaries is currently under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination or concluded litigation relating to Taxes by any Taxing Authority has been timely paid. As of the date of this Agreement, no issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to

Taxes were raised by the relevant Taxing Authority in any completed audit or examination, that are reasonably likely to recur in a later taxable period, except for issues that individually or in the aggregate are not reasonably likely to result in a material liability for the Company or any of its Subsidiaries.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any material Taxes has been executed or filed with any taxing authority.

(iv) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves have been established.

(v) None of the Company or any of its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to material Taxes (including any advance pricing agreement, closing agreement pursuant to Section 7121 of the Code, or other agreement relating to Taxes with any Taxing Authority).

(vi) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for Tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any Tax Law, or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).

(vii) Other than payments that may be made to persons set forth on Section 3.01(n)(vii) of the Company Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger by any Company Personnel who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Benefit Plan, Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross up or other payment) from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual. The Company Letter sets forth a complete and accurate list of the Company’s reasonable, good faith estimates of the maximum amount that could be paid to each Primary Company Executive as a result of the Merger (alone or in combination with any other event) under all Benefit Agreements and Benefit Plans. The Company has provided Parent with documentation evidencing the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive as of the date of this Agreement.

(viii) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(x) All material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder. None of the Company or any of its Subsidiaries is a party to any material cost-sharing agreement or similar arrangement which is not a “qualified cost sharing arrangement” within the meaning of U.S. Treasury Regulation Section 1.482-7. All material intercompany payments have been calculated in accordance with U.S. Treasury Regulation Section 1.482-7. Each of the Company and its Subsidiaries has maintained in all material respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder.

(xi) Neither the Company nor any of its Subsidiaries (A) is, to the knowledge of the Company, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for Federal income Tax purposes or made a similar election under any comparable provision of any Tax Law.

(xii) Each of the Company and its Subsidiaries has conducted all aspects of its business materially in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority.

(xiii) For purposes of this Agreement, “Taxes” shall include all (A) Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, and any obligations under any Permits or any Contracts with any other person with respect to such amounts, (B) liability for the payment of any amounts of the types described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B). For purposes of this Agreement, “Taxing Authority” shall mean any Governmental Entity exercising regulatory authority in respect of any Taxes. For purposes of this Agreement, “Tax Return” shall mean any Federal, State and local, domestic and foreign return, declaration, report, form, claim for refund, disclosure statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)), or information, return statement or other document relating to Taxes, including any certificate, schedule or attachment hereto, and including any amendment thereof.

(o) Properties. (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and tangible assets have valid and enforceable leasehold interests in, all of its material properties (other than Intellectual Property) and tangible assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. All such material properties (other than Intellectual Property) and tangible assets, other than properties and tangible assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens.

(ii) The material properties (other than Intellectual Property) and tangible assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are currently conducted by the Company and its Subsidiaries.

(iii) Section 3.01(o)(iii) of the Company Letter sets forth a complete and accurate list as of the date of this Agreement of (A) all material real property and interests in real property owned in fee by the Company or any of its Subsidiaries (each such property, an “Owned Real Property”) and (B) as of the date of this Agreement, all material real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”).

(iv) With respect to each Owned Real Property, (A) the Company or a Subsidiary has good and marketable indefeasible fee simple title, free and clear of all Liens except for Permitted Liens, (B) neither the Company nor any Subsidiary has leased or otherwise granted to anyone the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein and (D) to the Company’s knowledge, as of the date of this Agreement there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting such Owned Real Property or any portion thereof or interest therein.

(v) With respect to each Leased Real Property, (A) as of the date of this Agreement neither the Company nor any Subsidiary has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (B) neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(vi) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases to Leased Real Property to which it is a party and under which it is in occupancy, and each such material lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to Leased Real Property to which it is a party and under which it is in occupancy.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and accurate list of all patents, registered trademarks, tradenames, service marks, registered copyrights and pending applications for any of the foregoing owned by the Company or any of its Subsidiaries as of the date of this Agreement. Section 3.01(p)(i) of the Company Letter sets forth a complete and accurate list of all material Contracts under which the Company or any of its Subsidiaries is either a licensee or licensor of any Material Intellectual Property and which are in effect as of the date of this Agreement, other than (except with respect to licenses or rights referred to in item (ii)(L) below) nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

(ii) (A) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, free and clear of any Liens, all Intellectual Property necessary for or material to the conduct of its business as currently conducted, except where failures to own, be licensed or have rights to use Intellectual Property, individually or in the aggregate, are not reasonably likely to adversely affect the Company or any of its Subsidiaries in any material respect.

(B) All material issued patents, pending patent applications, registered trademarks and pending applications therefor, registered tradenames, registered service marks, registered copyrights and pending applications therefor of the Company or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect, except to the extent that the Company has made a business judgment not to continue to register or maintain registered trademarks or registered service marks which are not currently used by the Company or any of its Subsidiaries.

(C) To the knowledge of the Company, as of the date of this Agreement none of the Company or any of its Subsidiaries or any of its or their current products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any material respect the Intellectual Property rights of any third party.

(D) As of the date of this Agreement there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of, any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services of the Intellectual Property rights of any third party.

(E) To the knowledge of the Company, no person or any of its products or services is infringing upon or otherwise violating in any material respect any Intellectual Property rights of the Company or any of its Subsidiaries.

(F) Each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, have assigned or otherwise transferred to the Company all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in any material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries except where the failure to do so is not reasonably likely to have a material adverse effect on a material product of the Company or its Subsidiaries and none of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, have a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such persons in the conception and development of any material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, and no such claim has been asserted or, to the knowledge of the Company, threatened, in each case other than claims that are not reasonably likely to have a material adverse effect on a material product of the Company or its Subsidiaries . To the knowledge of the Company, none of the current employees of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted or proposed to be conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

(G) To the extent Third Party Software is currently distributed to customers of the Company or any of its Subsidiaries together with the Intellectual Property of the Company or any of its Subsidiaries, (1) all necessary licenses have been obtained, except where the failure to obtain any such license is not reasonably likely to have a material adverse effect on a material product of the Company or its Subsidiaries and (2) no royalties or payments in excess of $200,000 are due (or such royalties and payments are identified in Section 3.01(p)(G) of the Company Letter).

(H) None of the source code or other material trade secrets (other than trade secrets with respect to which the Company knowingly made a reasonable business judgment to not keep such trade secrets confidential) of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a written non-disclosure agreement that is in the standard form used by the Company or similar agreement requiring the recipient to keep such source code or trade secrets confidential, or, to the knowledge of the Company, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential. The current standard form of non-disclosure agreement used by the Company and its Subsidiaries has been provided to Parent prior to the date of this Agreement.

(I) Except as set forth in Section 3.01(p)(I) of the Company Letter, neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark or application therefor, service mark, registered copyright or application therefor since January 1, 2001.

(J) No licenses or rights have been granted to a third party to distribute the source code for, or to use any source code to create Derivative Works of, any product currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company possesses the source code.

(K) The Company and each of its Subsidiaries have created and have safely stored back-up copies of all the Software of the Company and each of its Subsidiaries.

(L) The information that was provided or disclosed by the Company or any of its Subsidiaries to Parent prior to the date of this Agreement with respect to the material obligations or liabilities of the Company or any of its Subsidiaries arising or resulting from the use of the material Intellectual Property of any third party in any of the material products of the Company or any of its Subsidiaries currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries includes all material information (other than information that (1) is publicly available and (2) is reasonably available to Parent) as to the scope, terms and extent of all such material obligations and material liabilities and is accurate in all material respects, except where the failure to include such information or the inaccuracy of such information, individually or in the aggregate, is not reasonably likely to adversely affect the Company or any of its Subsidiaries in any material respect, and neither the Company nor any of its Subsidiaries has, prior to the date of this Agreement, omitted to state any material fact (other than any such fact that (1) is publicly available and (2) is reasonably available to Parent) necessary in order to make such information not misleading in any material respect, except where such omissions, individually or in the aggregate, are not reasonably likely to adversely affect the Company or any of its Subsidiaries in any material respect.

(iii) For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing. For purposes of this Agreement, “Software” shall mean all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code. The term “Software” shall also include all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases. For purposes of this Agreement, “Third Party Software” shall mean Software with respect to which a third party holds any copyright or other ownership right (and therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries).

(q) State Takeover Statutes; Company Certificate. The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement and the Merger, the restrictions (i) on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL and (ii) on “Business Combinations” (as defined in Article Seven of the Company Certificate (“Article Seven”)) set forth in Article Seven, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger or compliance with the terms of this Agreement. For purposes of Article Seven, the approval of the Board of Directors of the Company referred to in the immediately preceding sentence constitutes the approval of the Merger by the “Disinterested Directors” (as defined in Article Seven) pursuant to Section 3 of Article Seven. No other state takeover or similar statute or regulation or other similar provision of the Company Certificate or the Company Bylaws is applicable to this Agreement, the Merger or compliance with the terms of this Agreement.

(r) Company Rights Agreement. The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to this Agreement, the Merger and compliance with the terms of this Agreement, (ii) ensure that (A) none of Parent, Sub or any other subsidiary of Parent is an “Acquiring Person” (as defined in the Company Rights Agreement), (B) a “Distribution Date” or a “Shares Acquisition Date” (as such terms are defined in the Company Rights Agreement) does not occur and (C) the Company Rights to purchase Series A Participating Preferred Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement, the consummation of the Merger or compliance with the terms of this Agreement and (iii) provide that the “Expiration Date” (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

(s) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or the consummation of the Merger.

(t) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has provided Parent with complete and accurate copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the Merger incurred or to be incurred by the Company in connection with this Agreement and the Merger will not be inconsistent with the fees and expenses set forth in Section 3.01(t) of the Company Letter.

(u) Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Deutsche Bank Securities Inc. dated as of the date of this Agreement and addressed to the Board of Directors of the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which letter the Company has disclosed to Parent.

      Section 3.02.     Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and the consummation of the Merger and compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any Contract or Permit to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the compliance by Parent and Sub with the provisions of this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders

Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and has engaged in no business other than in connection with the Merger.

ARTICLE IV
Covenants Relating to Conduct of Business
      Section 4.01.     Conduct of Business.     (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent or as specifically contemplated by the Company Letter or this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the Company Letter or this Agreement or with the prior written consent of Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, or Restricted Shares, except pursuant to the forfeiture or repurchase conditions of such Restricted Shares as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness (other than accounts payable to trade creditors) of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, phantom stock awards or other similar rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement);

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof, (B) any other assets (other than Intellectual Property) other than immaterial assets acquired in the ordinary course of business or (C) Third Party Software and other Intellectual Property except for Third Party Software and Intellectual Property acquired in the ordinary course of business consistent with past practice for an acquisition price of not more than $50,000 on an individual basis and not more than $250,000 on an aggregate basis;

(v) subject to the second sentence of Section 4.01(ix), sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except the licensing of its Intellectual Property and Software and sales of inventory and products or used equipment, in each such case in the ordinary course of business consistent with past practice and except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(vi) (A) repurchase, prepay or incur any indebtedness other than ordinary course accounts payable to trade creditors or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (B) guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person other than the Company or a Subsidiary or enter into any arrangement having the economic effect of any of the foregoing other than such arrangements for the benefit of the Company or any Subsidiary or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that in the aggregate are in excess of $1,000,000;

(viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations (1) reflected or reserved against in the Company’s most recent financial statements contained in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (2) the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date and is in an amount of less than $1,000,000 individually or $2,000,000 in the aggregate, (B) waive the right to enforce, relinquish, release, transfer or assign (except for transfer or assignment to the Company or a Subsidiary) any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect or consent to any matter with respect to which its consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend or exercise any right to renew any lease or sublease of real property. Notwithstanding the foregoing, the Company may sublease (as sublessor) or assign leases for properties which the Company does not fully utilize; provided, that in each case (A) such sublease or assignment is consistent with commercial practice and (B) the Company shall have provided Parent with prior written notice of the material terms of the proposed sublease or assignment and not less than 48 hours to comment on such terms;

(x) modify or amend in any material respect or accelerate, terminate or cancel any material Contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder;

(xi) enter into any Contract that is not in the ordinary course of business or that is inconsistent with past practice;

(xii) except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, enter into, terminate or amend any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any Company Personnel, except as required to comply with any Benefit Plan or Benefit Agreement in effect on the date of this Agreement, (C) pay or provide to any Company Personnel any benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice, (D) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Contract, Benefit Plan or Benefit Agreement or (G) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiii) form any subsidiary of the Company;

(xiv) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required as a matter of applicable Law;

(xv) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its subsidiaries in connection with or following the consummation of the Merger;

(xvi) take any action (or omit to take any action) if such action (or omission) is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xvii) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries or terminate (other than for cause) the employment of any Company Personnel who has an employment, severance or similar agreement or arrangement with the Company or any of its Subsidiaries;

(xviii) write-down any of its material assets, including any Intellectual Property, or make any change in any financial or tax accounting principle, method or practice other than those required by GAAP or applicable Law;

(xix) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity, in each case in this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice;

(xx) take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property, taken as a whole;

(xxi) make loans, advances or capital contributions to, or investments in, any other person (other than the Company or a Subsidiary);

(xxii) enter into, extend or renew (A) any Contract or amendment thereof which contains any provision listed in Section 3.01(i)(i)(B), (C), (E), (H)(2) or (L)(2), (B) any Contract or amendment thereof that grants any party the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative. Notwithstanding the foregoing, the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative, provided, that with respect to this clause (C), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xxiii) enter into any Contract or material amendment to a Contract which contains any provision listed in Section 3.01(i)(i)(F), (G), (I)-(K), (M), (N), (O) or (Q)-(S);

(xxiv) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all material Tax Returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions) and all Post-Signing Returns shall be complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries will timely pay all Taxes due and payable in respect of such Post-Signing Returns; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably delayed; (v) none of the Company or any of its Subsidiaries will make or change any material Tax election without Parent’s consent, which consent shall not be unreasonably withheld; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and Tax audits.

(c) Contact Person. Promptly, and in any event within two business days following the execution of this Agreement, Parent shall designate one or more contact persons who are authorized by Parent to consent to any of the matters set forth in this Section 4.01, including e-mail and other contact information for such persons. Notwithstanding Section 8.02 hereof, delivery of notices, requests for consents and other matters provided to such person may be made by e-mail or other electronic format as the parties shall reasonably agree.

      Section 4.02.     No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was unsolicited after the date of this Agreement and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c) and (d), (A) furnish, or cause its Subsidiaries to furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are substantially equivalent to the terms of the Confidentiality Agreement dated February 4, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information had been or is provided on a prior or concurrent basis to Parent and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.
      For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets or businesses that constitute or represent 15% or more of the total revenue, net income or operating assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Company’s Subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above, in each case other than the Merger.
      For purposes of this Agreement, the term “Superior Proposal” means any bona fide binding written offer not solicited after the date of this Agreement by or on behalf of the Company or any of its Subsidiaries made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger, taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.
      (b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal, or propose the approval or adoption of any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or resolve or agree to take any such action. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 4.02(c), if the Board of Directors of the Company or any committee thereof determines in its good faith judgment that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, the Board of Directors of the Company or any committee thereof, as applicable, may (and may agree or resolve to) make an Adverse Recommendation Change.
      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly and in any event within 24 hours shall advise Parent of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. On a daily basis, the Company will (i) advise Parent regarding the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent and the material details (including material amendments or proposed amendments as to price and other material terms) of any such request, Takeover Proposal or inquiry and (ii) promptly upon receipt or delivery thereof, provide Parent with copies of all documents and written communications relating to such Takeover Proposal exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the other hand.
      (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).
      Section 4.03.     Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its subsidiaries to, take any action that is reasonably likely to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.
ARTICLE V
Additional Agreements
      Section 5.01.     (a) Preparation of the Proxy Statement; Stockholders Meeting. Within three business days or as promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company to occur on the 10th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the filing of the preliminary Proxy Statement with the SEC or if not practicable, then as promptly as practicable thereafter. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
      (b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent for inclusion or incorporation for reference therein. Parent agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
      (c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) (i) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable or (ii) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b)(i), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.
      Section 5.02.     Access to Information; Confidentiality. (a) Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives all reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers, employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of PricewaterhouseCoopers LLP, subject to the requirements of PricewaterhouseCoopers LLP). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning such Company Personnel as Parent may reasonably request. No investigation by Parent or any of its Representatives and no other receipt of information by Parent or its Representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, its Subsidiaries and their respective directors, officers, employees and other advisors and representatives confidential in accordance with the Confidentiality Agreement.
      (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent reasonably requested by Parent, provide Parent with (i) a complete and accurate list of all licenses issued by the Federal Communications Commission (the ”FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) complete and accurate copies of each FCC License, (iii) the address and physical location of the device(s) covered by each FCC License, (iv) a written description of the purpose of the device(s) covered by each FCC License, (v) complete and accurate copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (vi) all reasonable information necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).
      (c) Subject to applicable Law, the Company and Parent shall, and shall cause each of their respective subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its subsidiaries during the period from and after the Effective Time.
      Section 5.03.     Reasonable Best Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement and use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its subsidiaries be obligated to litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any damages in relation therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership o f, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity, shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand and shall keep the other party apprised of the status thereof, subject to applicable Law.
      (b) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material (individually or in the aggregate) operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations or warranties of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      (ii) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(A) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (2) is reasonably likely to result in any condition set forth in Article VI not being satisfied;

(B) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement;

(C) any notice or other communication from any Major Customer or Major Supplier to the effect that such Major Customer or Major Supplier is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement;

(D) any material notice or other material communication from any Governmental Entity in connection with the Merger, and a copy of any such notice or communication shall be furnished to Parent together with the Company’s written notice;

(E) any filing made by the Company with any Governmental entity in connection with the transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to Parent (other than portions of such filing that include confidential information not directly related to the transactions contemplated by this Agreement) together with the Company’s written notice; and

(F) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that are material, individually or in the aggregate, or that relate to the consummation of the transactions contemplated by this Agreement;
provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement provided, further, that the failure of the Company to provide such notice shall not be a breach of this Agreement for purposes of Section 6.02(b) unless such failure materially prejudices Parent.
      (iii) Except as prohibited by applicable Law, Parent shall give prompt notice to the Company of:

(A) the occurrence of any matter or event that is reasonably likely to result in any condition set forth in Article VI not being satisfied;

(B) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement;

(C) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the Company together with Parent’s written notice;

(D) any filing made by Parent with any Governmental entity in connection with the transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to the Company (other than portions of such filing that include confidential information not directly related to the transactions contemplated by this Agreement) together with Parent’s written notice;

(E) any notice of any material claims (except claims for benefits payable in the normal operation of Benefits Plans) involving any Benefit Plan or Benefit Agreement; and

(F) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its

Subsidiaries that are material or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that the failure of Parent to provide such notice shall not be a breach of this Agreement for purposes of Section 6.03(b) unless such failure materially prejudices the Company.
      (c) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to this Agreement, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.
      Section 5.04.     Equity Awards. (a) Except as provided in Section 5.04(a) of the Company Letter, as soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) (A) not less than five days prior to the Effective Time, each outstanding Stock Option shall automatically accelerate so that each such Stock Option shall become fully exercisable for all shares of Company Common Stock at the time subject to such Stock Option and may be exercised by the holder thereof for any or all of such shares and (B) upon the Effective Time, all outstanding Stock Options shall be canceled, with the holder of each Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Stock Option; provided that all amounts payable pursuant to this clause (i) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid at or as soon as practicable following the Effective Time, without interest;

(ii) each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure, that following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company or the Surviving Corporation;

(iii) each Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration (each, as so adjusted, the “Restricted Share Cash Amount”), which shall be subject to, and payable to the holder of such Restricted Share in accordance with the terms of the grant of such Restricted Share as in effect at the Effective Time;

(iv) make such other changes to the Company Stock Plans as Parent and the Company may reasonably agree are appropriate to give effect to the Merger; and

(v) except as expressly required pursuant to this Section 5.04, take such action as necessary under the Company Stock Plans to ensure that all restrictions or limitations on transfer and vesting, all forfeiture restrictions, all repurchase rights with respect to the Restricted Shares, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to the corresponding Restricted Share Cash Amounts after giving effect to the Merger, subject to the terms of the grant of such Restricted Shares as in effect at the Effective Time.

      (b) The Company shall take any actions with respect to the ESPP as are necessary to provide that (i) participation in the ESPP shall be limited to those employees who were participants on the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) each purchase right under the ESPP outstanding immediately before the Effective Time shall be canceled by refunding the payroll deductions of each then current participant in the ESPP for the then current offering period in effect under the ESPP (each, an “ESPP Offering Period”), (iv) there shall not be any additional “Grant Dates” (as defined in the ESPP) commencing following the date of this Agreement under the ESPP and (v) the ESPP be suspended following the close of the current ESPP offering period and shall terminate, effective upon the last business day before the Effective Time.
      Section 5.05.     Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
      (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause the successors and assigns of the Surviving Corporation to comply with the obligations of the Surviving Corporation set forth in this Section 5.05.
      (c) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c); provided, however, that in no event shall Parent be required to pay, with respect to the entire six year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from July 3, 2004 to, and including, September 30, 2005 for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $1,162,986); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $3,488,958 in the aggregate.
      (d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
      (e) Parent shall cause the Surviving Corporation to comply with all its obligations under this Section 5.05.
      Section 5.06.     Fees and Expenses. (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

      (b) In the event that (i) a Takeover Proposal has been made known to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i), Section 7.01(b)(iii) or Section 7.01(d) and (B) prior to the date that is 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any takeover proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term ”Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) then the Company shall pay Parent a fee equal to $30,000,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of such events.
      (c) The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
      Section 5.07.     Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
      Section 5.08.     Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.
      Section 5.09.     Company Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(r)) requested by Parent that are necessary in order to render the Company Rights inapplicable to the Merger. Except as provided above with respect to the Merger, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.
      Section 5.10.     Certain Pre-Closing Actions. Prior to the Closing, the Company shall take all actions set forth on Schedule 5.10 to this Agreement.

ARTICLE VI
Conditions Precedent
      Section 6.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) which has the effect of preventing the consummation of the Merger shall be in effect.
      Section 6.02.     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, that has a reasonable likelihood of success (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any damages that are material (individually or in the aggregate) in relation to the value of the Company and its Subsidiaries, taken as a whole; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries, in each case as a result of or in connection with the transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(d) Legal Restraint. No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on or with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      Section 6.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all its obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
      Section 6.04.     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach of Section 5.03 or any other provision of this Agreement or if such party consented in writing to any action and such action resulted in the failure of such condition to be satisfied.
ARTICLE VII
Termination, Amendment and Waiver
      Section 7.01.     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by July 13, 2005 (the “Termination Date”) for any reason; provided, however, that if the Effective Time shall not have occurred by such date by reason of non-satisfaction of any condition set forth in Section 6.01(b) and all other conditions set forth in Article VI have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to October 13, 2005 (which shall then be the Termination Date);

(ii) if any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat;

(c) by Parent in the event an Adverse Recommendation Change has occurred;

(d) by Parent in the event the Board of Directors of the Company fails to publicly reaffirm its recommendation of the adoption of this Agreement within ten business days of a written request by Parent for such reaffirmation;

(e) by Parent if (i) any event shall have occurred which would result in the inability of any condition set forth in Section 6.02 to be satisfied prior to the Termination Date, (ii) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is capable of being cured by the Company by the Termination Date, but the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (iii) any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(f) by the Company, if (i) any event shall have occurred which would result in the inability of any condition set forth in Section 6.03 to be satisfied prior to the Termination Date or (ii) Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is capable of being cured by Parent by the Termination Date, but Parent does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.
      Section 7.02.     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company except, the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).
      Section 7.03.     Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 7.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which sets forth the substance of such extension or waiver, including in accordance with Section 8.12. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII
General Provisions
      Section 8.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 8.02.     Notices. Subject to Section 8.12, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or e-mail or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Attention: David L. Johnson
Facsimile: (914) 499-7803
E-mail: dljohnsn@us.ibm.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Scott A. Barshay, Esq.
Facsimile: (212) 474-3700
E-mail: sbarshay@cravath.com

if to the Company, to:

Ascential Software Corporation
50 Washington Street
Westborough, MA 01581
Attention: Scott Semel, Esq.
Facsimile: (508) 389-8711
E-mail: scott.semel@ascentialsoftware.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
Attention: Louis A. Goodman, Esq.
Facsimile: (617) 573-4822
E-mail: lgoodman@skadden.com
      Section 8.03.     Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person.

(b) “Company Letter” means the letter dated March 13, 2005 delivered by the Company to Parent.

(c) “Company Product” means the current or generally available version of any of the Company’s products listed on Section 8.03(c) of the Company Letter.

(d) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge after reasonable inquiry and investigation, of the officers of the Company listed on Section 8.03(d) of the Company Letter.

(e) as it relates to the Company and/or any of its Subsidiaries, to have “made available” any document means to have included such document (in complete and accurate form) in, and not withdrawn such document from, the electronic “data room” to which Parent was granted access prior to the date of this Agreement.

(f) “Material Adverse Effect” on or with respect to the Company means any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate is reasonably likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) result in a material impairment on the ability of Parent to operate the business of the Company and its Subsidiaries immediately after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement (other than as a result of any Judgment against Parent or any of its subsidiaries which was in effect as of the date of this Agreement or of any Contract to which Parent or any of its subsidiaries is party); provided, however, that no state of facts, change, development, event, occurrence, action or omission to the extent resulting from any of the following shall be deemed to constitute, in and of itself, a Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred a Material Adverse Effect: (A) general, legal, market, economic or political conditions affecting the industries in which the Company participates, provided that such conditions do not have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, (B) the pendency or announcement of this Agreement, including without limitation any customer or supplier reaction to the identity of Parent, (C) any litigation brought or threatened by stockholders of the Company or Parent (whether on behalf of the Company, Parent or otherwise) asserting allegations of a breach of fiduciary duty relating to this Agreement, violations of securities Laws in connection with the Proxy Statement or otherwise in connection with this Agreement, (D) any action required to comply with the rules and regulations of the SEC or the SEC comment process as such process applies to the Proxy Statement, (E) any decrease in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect), (F) the Company’s failure to meet any internal or published projections, forecasts or revenue or earnings predictions or published industry analyst expectations (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect) or (G) any change in applicable accounting requirements or principles which occurs or becomes effective after the date of this Agreement.

(g) “Parent Contract” means any Contract (i) to which each of (A) the Company or a Subsidiary and (B) Parent or a subsidiary of Parent is a party or (ii) entered into by the Company or a Subsidiary with a third party pursuant to Parent and the Company’s reseller relationships, provided that with respect to this clause (ii), Parent is a party to, or recognizes revenue under, such Contract.

(h) “Permit” means any certificate, permit, license, franchise, approval, concession, qualification, registration, certification and similar authorization from any Governmental Entity.

(i) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

(j) a “subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists.

(k) a “Subsidiary” means each subsidiary of the Company.
      Section 8.04.     Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.
      Section 8.05.     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
      Section 8.06.     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Letter and the Exhibit and Schedules to this Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and (b) except for the provisions of Section 5.05 is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.
      Section 8.07.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
      Section 8.08.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
      Section 8.09.     Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of

Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
      Section 8.10.     Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.
      Section 8.11.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.
      Section 8.12.     Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing, which writing may be in e-mail or other electronic format delivered by a person designated by such party as the contact person for such consents or approvals whether or not such person is an authorized signatory, officer or employee of such party.
      Section 8.13.     Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT,

By	/s/ David L. Johnson

Name: David L. Johnson

Title:	Vice President, Corporate Development

SUB,

By	/s/ Mark Goldstein

Name: Mark Goldstein

Title:	Treasurer

THE COMPANY,

By	/s/ Peter Gyenes

Name: Peter Gyenes

Title:	Chief Executive Officer

EXHIBIT A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASCENTIAL SOFTWARE CORPORATION
      FIRST: The name of the corporation (hereinafter called the “Corporation”) is Ascential Software Corporation.
      SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.
      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
      FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.
      FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.
      SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
      SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however that, if required by the General Corporation Law of the State of Delaware, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated under this Amended and Restated Certificate of Incorporation to indemnify the indemnitee for any amounts paid in settlement of a proceeding unless the Corporation consents to such settlement, which consent shall not be unreasonably withheld. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.
      EIGHTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Annex B
March 13, 2005
Board of Directors
Ascential Software Corporation
50 Washington Street
Westborough, MA 01581
Ladies and Gentlemen:
      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Ascential Software Corporation (the “Company”) in connection with the proposed merger involving the Company and International Business Machines Corporation (“IBM”) pursuant to the Agreement and Plan of Merger, dated as of March 13, 2005 (the “Merger Agreement”), among the Company, IBM and Ironbridge Acquisition Corp., a wholly owned subsidiary of IBM (“IBM Sub”), which provides, among other things, for the merger of IBM Sub with and into the Company (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of IBM. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned directly or indirectly by the Company or IBM will be converted into the right to receive $18.50 in cash without interest (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock.
      In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior management of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.
      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

B-1

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Company, IBM Sub and IBM contained in the Merger Agreement are true and correct, the Company, IBM Sub and IBM will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, IBM Sub and IBM to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or IBM is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on the Company or IBM.
      This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction.
      Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided and may continue to provide investment banking, financial advisory, underwriting and other financial services to the Company and IBM or their affiliates for which it has received compensation or may receive compensation in the future. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and IBM for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.

B-2

Annex C
Appraisal Rights
      § 262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[ FORM OF PROXY]

ASCENTIAL SOFTWARE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
       , 2005

     The undersigned hereby appoints Peter Gyenes, Robert C. McBride and Scott N. Semel, and each of them singly, as attorneys of the undersigned, with full power of substitution (the “Proxy Holders”), to vote all shares of stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Ascential Software Corporation to be held at           , Massachusetts, on           , 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof, with all the powers which the undersigned might have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated           , 2005, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE OR VIA THE INTERNET OR TELEPHONE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

See Reverse Side	See Reverse Side

[Reverse of Proxy]

ASCENTIAL SOFTWARE CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/ascl	OR	1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark
votes as in
☒	this example.

This proxy will be voted as directed or, if properly executed and no direction is indicated, will be voted “FOR” the proposal to adopt the Agreement and Plan of Merger and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the Agreement and Plan of Merger.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

1.	The proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2005, among International Business Machines Corporation, a New York corporation, Ironbridge Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IBM, and Ascential Software Corporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of proposal number 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the special meeting and any adjournment(s) or postponements thereof.

☐ Mark here for address change and note at left.

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. If shares are held by joint tenants or as community property, both should sign.

Signature:	Date:

Signature:	Date: